Exhibit 99.2

Offering Memorandum Excerpts

Summary

This summary highlights certain information concerning our business and this offering. This summary may not contain all of the information that you should consider before buying any of the Notes. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this offering memorandum. You should carefully read this entire offering memorandum and should consider, among other things, the matters set forth in “Risk Factors” in this offering memorandum, the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and the pro forma financial information relating to our acquisition of a controlling interest in CVR Energy, Inc. (“CVR”), or the CVR acquisition, contained in our Current Report on Form 8-K/A filed with the SEC on July 9, 2012, each of which is incorporated by reference herein, respectively, before deciding to invest in the Notes. Except where the context otherwise requires or indicates, in this offering memorandum, (i) “Icahn Enterprises,” “the Company,” “we,” “us” and “our” refer to Icahn Enterprises L.P. and its subsidiaries and, with respect to acquired businesses, Mr. Icahn and his affiliates prior to our acquisition, (ii) “Holding Company” refers to the unconsolidated results and financial position of Icahn Enterprises and Icahn Enterprises Holdings, (iii) “fiscal year” refers to the twelve-month period ended December 31 of the applicable year and (iv) all pro forma amounts included herein give effect to the CVR acquisition described in this offering memorandum under “Summary — Recent Developments” and the issuance of the Notes offered hereby and the use of proceeds therefrom.

Our Company

We are a diversified holding company owning subsidiaries that are engaged in various operating businesses. Our primary business strategy is to identify, acquire and improve undervalued businesses and assets. Our core business segments include Investment, Automotive, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion, and as a result of the CVR acquisition, Energy.

Icahn Enterprises is a master limited partnership formed in Delaware on February 17, 1987. We own a 99% limited partner interest in Icahn Enterprises Holdings. Substantially all of our assets and liabilities are owned through Icahn Enterprises Holdings and substantially all of our operations are conducted through Icahn Enterprises Holdings and its subsidiaries. Icahn Enterprises G.P. Inc., or Icahn Enterprises GP, our sole general partner, owns a 1% general partnership interest in both Icahn Enterprises Holdings and us, representing an aggregate 1.99% general partnership interest in Icahn Enterprises Holdings and us. Icahn Enterprises GP is owned and controlled by Mr. Carl C. Icahn. In addition, as of March 31, 2012, affiliates of Mr. Icahn owned 92,812,051 of our depositary units which represented approximately 93.0% of our outstanding depositary units.

The following is a summary of our core holdings:

Investment.   Our Investment segment is comprised of various private investment funds, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP (the “Funds”), through which we invest our proprietary capital. We and certain of Mr. Icahn’s wholly owned affiliates are the sole investors in the Funds. Prior to March 31, 2011, interests in the Funds were offered to certain sophisticated and qualified investors on the basis of exemptions from the registration requirements of the federal securities laws and were not publicly available. The Funds returned all fee-paying capital to third-party investors during fiscal 2011. This business derives revenues from gains and losses from our investments in the Funds.

Automotive.   We conduct our Automotive segment through our 77.2% public equity ownership in Federal-Mogul Corporation (“Federal-Mogul”), which is a leading global supplier of technology and innovation in vehicle and industrial products for fuel economy, emissions reduction, alternative energies, environment and safety systems. Federal-Mogul serves the world’s foremost original equipment manufacturers and servicers of automotive, light, medium and heavy-duty commercial vehicles, off-road, agricultural, marine, rail, aerospace, power engineering and industrial applications as well as the worldwide aftermarket. Federal-Mogul has established a global presence and conducts its operations through various manufacturing, distribution and technical centers that are wholly-owned subsidiaries or partially-owned joint ventures, organized into five primary reporting segments: Powertrain Energy, Powertrain Sealing and Bearings, Vehicle Safety and Protection, Global Aftermarket and Corporate. Federal-Mogul has decided to segment its operating businesses into two separate and independent divisions. One division will focus primarily on the manufacture and sale of powertrain products to original equipment manufacturers while the other will consist of its global aftermarket as well as its brake and chassis businesses. Please see the section of this offering memorandum entitled “Recent Developments — Federal-Mogul Divisional Separation” for further details.

Energy.  We conduct our Energy segment through our majority ownership in CVR. We acquired a controlling interest in CVR on May 4, 2012. Please see the section of this offering memorandum entitled “Recent Developments — CVR Acquisition” for further details. CVR is an independent petroleum refiner and marketer of high-value transportation fuels in the mid-continental United States. CVR operates under two business units: petroleum and nitrogen fertilizer. CVR's petroleum business includes a 115,000 barrels per day (“bpd”) complex full coking medium-sour crude oil refinery in Coffeyville, Kansas and, as of December 15, 2011, a 70,000 bpd crude oil unit refinery in Wynnewood, Oklahoma. In addition, CVR owns the general partner and approximately 70% of the common units of CVR Partners, LP (“CVR LP”) a publicly traded limited partnership that is an independent producer and marketer of upgraded nitrogen fertilizers in the form of ammonia and urea ammonia nitrate (“UAN”).

Gaming.   We conduct our Gaming segment through our 65.1% public equity ownership in Tropicana Entertainment Inc. (“Tropicana”). Tropicana currently owns and operates a diversified, multi-jurisdictional collection of casino gaming properties. The eight casino facilities it operates feature approximately 385,000 square feet of gaming space with 7,159 slot machines, 230 table games and 6,048 hotel rooms with three casino facilities located in Nevada and one in each of Indiana, Louisiana, Mississippi, New Jersey and Aruba.

Railcar.   We conduct our Railcar segment through our 55.6% public equity ownership in American Railcar Industries Inc. (“ARI”). ARI manufactures railcars, which are offered for sale or lease, custom designed railcar parts and other industrial products, primarily aluminum and special alloy steel castings. These products are sold to various types of companies including leasing companies, railroads, industrial companies and other non-rail companies. ARI leases railcars that it manufactures to certain markets. ARI provides railcar repair and maintenance services for railcar fleets. In addition, ARI provides fleet management, maintenance, engineering and field services for railcars owned by certain customers. Such services include maintenance planning, project management, tracking and tracing, regulatory compliance, mileage audit, rolling stock taxes and online service access.

Food Packaging.   We conduct our Food Packaging segment through our 71.4% ownership in Viskase Companies, Inc. (“Viskase”). Viskase is a worldwide leader in the production and sale of cellulosic, fibrous and plastic casings for the processed meat and poultry industry. Viskase currently operates eight manufacturing facilities and ten distribution centers throughout North America, Europe, South America and Asia and derives approximately 71% of its total net sales from customers located outside the United States. Viskase believes it is one of the two largest manufacturers of non-edible cellulosic casings for processed meats and one of the three largest manufacturers of non-edible fibrous casings.

Metals.   We conduct our Metals segment through our indirect wholly owned subsidiary, PSC Metals, Inc. (“PSC Metals”). PSC Metals collects industrial and obsolete scrap metal, processes it into reusable forms and supplies the recycled metals to its customers including electric-arc furnace mills, integrated steel mills, foundries, secondary smelters and metals brokers. PSC Metals’ ferrous products include busheling, plate and structural, shredded, sheared and bundled scrap metal and other purchased scrap metal such as turnings (steel machining fragments), cast furnace iron and broken furnace iron. PSC Metals also processes non-ferrous metals including aluminum, copper, brass, stainless steel and nickel-bearing metals. Non-ferrous products are a significant raw material in the production of aluminum and copper alloys used in manufacturing. PSC Metals also operates a secondary products business that includes the supply of secondary plate and structural grade pipe that is sold into niche markets for counterweights, piling and foundations, construction materials and infrastructure end-markets.

Real Estate.   Our Real Estate segment consists of rental real estate, property development and resort activities. As of March 31, 2012, we owned 30 rental real estate properties. Our property development operations are run primarily through Bayswater Development LLC, a real estate investment, management and development subsidiary that focuses primarily on the construction and sale of single-family and multi-family homes, lots in subdivisions and planned communities and raw land for residential development. Our New Seabury development property in Cape Cod, Massachusetts and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of approximately 324 and 870 units of residential housing, respectively. Both developments operate golf and resort operations as well.

Home Fashion.   We conduct our Home Fashion segment through our indirect wholly owned subsidiary WestPoint Home LLC (“WPH”), a manufacturer and distributor of home fashion consumer products. WPH is engaged in the business of manufacturing, sourcing, designing, marketing, distributing and selling home fashion consumer products. WPH markets a broad range of manufactured and sourced bed, bath, basic bedding and kitchen textile products, including, sheets, pillowcases, bedspreads, quilts, comforters and duvet covers, feather beds, bath and beach towels, bath accessories, bed skirts, bed pillows, flocked blankets, woven blankets and throws, mattress pads, kitchen towels and kitchen accessories. WPH recognizes revenue primarily through the sale of home fashion products to a variety of retail and institutional customers. In addition, WPH receives a small portion of its revenues through the licensing of its trademarks.

Recent Developments

CVR Acquisition.  On April 18, 2012, IEP Energy LLC (“IEP Energy”), a majority owned subsidiary of Icahn Enterprises, and certain other affiliates of Icahn Enterprises (collectively, the “IEP Parties”), entered into a Transaction Agreement (the “Transaction Agreement”) with CVR, with respect to IEP Energy's tender offer (the “Offer”) to purchase all of the issued and outstanding shares of CVR's common stock for a price of $30 per share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right for each share, which represents the contractual right to receive an additional cash payment per share if a definitive agreement for the sale of CVR is executed on or prior to August 18, 2013 and such transaction closes.

The Offer expired on May 4, 2012. On May 7, 2012, Icahn Enterprises announced the results of the Offer. A total of 48,112,317 shares of CVR common stock were validly tendered for $30 per share plus a contingent cash payment right. As all of the terms and conditions of the Offer had been satisfied, IEP Energy accepted for payment of all of the tendered shares, which represented approximately 55% of the outstanding shares of CVR common stock. Following the purchase of these shares, the IEP Parties owned approximately 70% of the outstanding shares of CVR common stock. Subsequent to the expiration of the Offer, IEP Energy extended the Offer through May 18, 2012. As a result of the extension of the Offer and subsequent additional purchases of CVR common stock by IEP Energy, the IEP Parties increased their ownership in CVR. As of July 6, 2012, IEP Energy owned approximately 82.0% of total outstanding common stock of CVR.

CVR announced on May 24, 2012 that it engaged Jefferies & Company, Inc., which is also the initial purchaser in this offering, to conduct the sale process agreed to by the previous CVR board of directors and the IEP Parties to solicit acquisition proposals from third parties to acquire CVR. See “Plan of Distribution.” The 60-day process began on May 24, 2012 and will end on July 23, 2012. Icahn Enterprises has agreed to support any bona fide offer made during the 60-day sale process to acquire the stock or assets of CVR, as an entirety, for all-cash consideration, that results in each stockholder receiving a net amount that is equal to or exceeds $35 per share and is otherwise on terms and conditions reasonably acceptable to us. We may, but are not obligated to, accept offers that result in net consideration below $35 per share. We are not committed to supporting any cash or non-cash offer after the 60-day sale process.

CVR Litigation.  On June 5, 2012, City of Tamarac Firefighter Pension Trust Fund and City of Miami General Employees' and Sanitation Employees' Retirement Trust filed an action in the Court of Chancery of the State of Delaware against Carl C. Icahn, IEP Energy, a subsidiary of Icahn Enterprises and the members of the board of directors of CVR. The complaint alleges that Mr. Icahn and Icahn Energy were pursuing a scheme to purchase enough of the remaining public shares of CVR to allow them to pursue a short-form, cash-out merger of the remaining stockholders, and that CVR's directors had failed to implement a shareholders rights plan or other device to prevent such purchases. We believe the complaint to be both factually and legally incorrect and intend to vigorously defend the action.

Federal-Mogul Divisional Separation.  As previously announced, the board of directors of Federal-Mogul decided to segment Federal-Mogul’s operating businesses into two separate and independent divisions. One division will focus primarily on the manufacture and sale of powertrain products to original equipment manufacturers while the other will consist of Federal-Mogul’s global aftermarket as well as its brake and chassis businesses. Federal-Mogul has initiated several actions in connection with the creation of the two operating divisions, including the hiring of a new Chief Executive Officer for the aftermarket division and the identification of facilities that will be managed by each division.

Federal-Mogul’s 2011 annual goodwill assessment resulted in a goodwill impairment charge of $259 million in the fourth quarter of 2011, primarily associated with its friction and brake and chassis product lines. During the second quarter of 2012, Federal-Mogul continued to be impacted by lower aftermarket volumes in Europe, weak currencies in several foreign markets in which its products are sold, and further product mix shifts in its global aftermarket segment to private label and lower margin products. In response to these market trends, as announced on a Form 8-K filed by Federal-Mogul on June 29, 2012, Federal-Mogul’s board of directors approved a restructuring plan to reduce or eliminate capacity at several high-cost facilities and transfer production to lower cost locations. The restructuring actions, primarily impacting friction manufacturing facilities, began in the second quarter of 2012 and are anticipated to completed within two years. The restructuring is focused on improving profitability and strengthening the competitiveness of the friction product lines in response to changing market conditions. In connection with the restructuring, Federal-Mogul anticipates incurring restructuring and related charges totaling approximately $60 million, and further cash outflows for capital expenditures of an estimated $10 million. As a result of the market conditions noted above and Federal-Mogul’s corresponding restructuring actions, the goodwill assigned to the friction product line is being evaluated in the second quarter of 2012, which could result in an additional impairment of up to the remaining $91 million of goodwill assigned to that product line. In addition, these factors may impact the carrying value of the goodwill associated with the automotive segment of Icahn Enterprises.

Co-Manager Agreement.  As previously disclosed, on April 1, 2010, Icahn Capital LP (“Icahn Capital”), a wholly owned subsidiary of Icahn Enterprises Holdings LP, entered into a co-manager agreement with Brett Icahn, the son of Carl C. Icahn. At that time Icahn Capital also entered into a co-manager agreement on the same terms with David Schechter (such co-manager agreements, collectively the “Co-Manager Agreement”). Under the Co-Manager Agreement, each of Brett Icahn and David Schechter serves as a co-portfolio manager of the Sargon Portfolio, a designated portfolio of assets within the Funds, subject to the supervision and control of Icahn Capital and Carl Icahn. Icahn Capital owns the general partners of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP.

Subject to the terms of the Co-Manager Agreement, on March 31, 2013, each of Brett Icahn and David Schechter will be entitled to a one-time lump sum payment equal to 5.1% of the profit (as defined in the Co-Manager Agreement) generated by the Sargon Portfolio over a hurdle rate of return, minus certain costs (the “Final Payment”). Other than the Final Payment, neither Brett Icahn nor David Schechter is entitled to receive from us any other compensation (including any salary or bonus) in respect of services provided pursuant to the Co-Manager Agreement. For fiscal 2011, the amount due to each of Brett Icahn and David Schechter under this Co-Manager Agreement increased by $5.2 million and the balance due to each of Brett Icahn and David Schechter would have been $10.2 million if such individual had been 100% vested as of December 31, 2011.

The Sargon Portfolio, which began with $300 million of capital on April 1, 2010, has grown to $587 million as of the close of business on June 29, 2012 and has generated gross profits of $287 million and a gross cumulative return since inception of 95.63%.

Icahn Capital and High River Limited Partnership (“High River”), an affiliate of Carl C. Icahn, are currently negotiating a potential expansion of the Co-Manager Agreement with Brett Icahn and David Schechter, pursuant to which, among other things, subject to the supervision and control of Icahn Capital and Carl Icahn, the Funds and High River would make available up to an aggregate of $3 billion (to be provided approximately 80% by the Funds and 20% by High River) for management within the Sargon Portfolio over a four-year term and each of Brett Icahn and David Schechter would be entitled, subject to the terms of the agreement, to a one-time lump sum payment at the end of such four year period, equal to 7.5% of the profit generated by the portfolio over a hurdle rate of return, minus certain costs (payable by each of the Funds and High River based upon their respective profits).

The Funds’ performance and assets under management.  The Funds had returns of approximately 6.3% for the six months ended June 30, 2012 and had assets under management of $5.6 billion as of June 30, 2012.

Business Strengths

Significant Asset Value.   We are well capitalized with approximately $21.1 billion of assets at March 31, 2012, and significant equity value in our operating subsidiaries. As of March 31, 2012, on a pro forma basis giving effect to the CVR acquisition and the issuance of the Notes offered hereby, the combined value of our operating subsidiaries and Holding Company’s liquid assets would be approximately $8.5 billion. This value is comprised of our respective share of the market capitalizations of our publicly traded companies as of March 31, 2012 of $3.6 billion, the Holding Company interests in the Funds as of March 31, 2012 of $2.0 billion, the tangible net worth of our private companies as of March 31, 2012 of $1.7 billion, and Holding Company liquid assets (excluding our interest in the Funds) as of March 31, 2012 of $1.2 billion.

Our valuation is summarized as follows (in millions):

Pro Forma As of March 31, 2012(1)
Market-valued subsidiaries:
Holding Company interests in Funds(2)	$1,984
Federal-Mogul(3)	1,315
CVR(3)	1,785
Gaming(3)	257
American Railcar Industries(3)	279
Total market-valued subsidiaries	5,620
Other subsidiaries:
Real Estate Holdings(4)	798
PSC Metals(4)	383
WPH(4)	272
Viskase(5)	205
Total tangible net worth – other subsidiaries	1,658
Add: Holding Company cash and cash equivalents(6)	1,222
Total value of Holding Company assets at market value / net worth	$8,500

(1)	Pro forma valuation gives effect to the CVR acquisition and the issuance of the Notes offered hereby as if they had occurred on March 31, 2012.
(2)	Fair market value of IEP’s interest in the Funds.
(3)	IEP’s ownership based on stock prices as of March 31, 2012.
(4)	Represents the tangible net worth, defined as equity attributable to Icahn Enterprises less Icahn Enterprises’ portion of intangible assets.
(5)	Value based on market comparables.
(6)	Includes Holding Company liquid investments (excluding our interests in the Funds) of $1.0 million.

Strong Liquidity Position.   We believe that ample liquidity provides us with a substantial competitive advantage in our business, giving us the ability to execute investment decisions without financing contingencies. On a pro forma basis giving effect to the CVR acquisition and the issuance of the Notes offered hereby, as of March 31, 2012, the Holding Company would have had $3.2 billion of total liquid assets, comprised of $1.2 billion in liquid assets (excluding our interest in the Funds) and $2.0 billion of interests in the Funds. Furthermore, our subsidiaries, including CVR, provide additional liquidity in the form of $2.2 billion of cash and cash equivalents and $875 million of undrawn credit facility commitments at March 31, 2012. We have demonstrated the ability to maintain ample liquidity over a sustained period of time, as our consolidated quarterly cash and cash equivalents balances have averaged in excess of $2 billion since 2007. In addition, we believe that each of our operating subsidiaries is well capitalized and maintains adequate liquidity.

Proven Investment Team.   Our investment team is led by Carl C. Icahn, working with a team of experienced financial and operational executives. Mr. Icahn’s substantial investing history provides us with a unique network of relationships and access on Wall Street, in industry and throughout the restructuring community. Our team consists of 20 professionals with diverse backgrounds, most of whom have worked with us for many years. Our team maintains a deep knowledge of business systems, bankruptcy laws and transaction processes that further supports our efforts to build stakeholder value.

Significant Investment Realization.   We have demonstrated a history of successfully acquiring undervalued assets and improving and enhancing their operations and financial results. Our investment record is based on a long-term investment horizon that enhances business value and facilitates a profitable exit strategy. For example, in 2006, we sold our oil and gas assets to a strategic buyer for $1.5 billion resulting in a net gain after taxes of $599 million. Our oil and gas assets included National Energy Group, Inc., TransTexas Gas Corporation and Panaco, Inc., which were acquired out of bankruptcy. Subsequently, we grew the business through organic investment and through a series of bolt-on acquisitions. In addition, we installed operational and financial guidelines to improve the business, including realignment of the fixed asset cost structure, reserve life expansion by maintaining a highly successful drilling program and implementation of internal controls.

We have applied our investment expertise in other distressed situations, such as the consolidation of American Casino & Entertainment Properties LLC (“ACEP”). ACEP’s properties in Las Vegas, which included Stratosphere Casino Hotel & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, were acquired through bankruptcy at a substantial discount to replacement cost, and we immediately took managerial and operational steps to reduce operating costs and reinvested in the assets to enhance value. Notably, we provided capital to complete a 1,000 room expansion at the Stratosphere and made significant investments at each of the properties to refurbish rooms. We also grew ACEP by acquiring and upgrading the Acquarius in Laughlin, Nevada. Our investment cycle in ACEP spanned many years. We sold our investment in 2008 through a sale of the casinos to W2007/ACEP Holdings, LLC, an affiliate of Whitehall Street Real Estate Funds, a series of real estate funds affiliated with Goldman Sachs & Co., which resulted in proceeds of $1.2 billion and a net gain after taxes of $472 million. We reinvested $465 million of proceeds from this sale to acquire two triple net leased properties, which have been leased to a single-A-rated public company whose market capitalization exceeds $150 billion. These assets generate annual cash flow of over $32 million.

Diversified Operating Subsidiaries.   We have operating subsidiaries in diverse industries, including Investment, Automotive, Energy, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion. On a pro forma basis giving effect to the CVR acquisition and the issuance of the Notes offered hereby, for the three months ended March 31, 2012, our subsidiaries generated revenues of $4.4 billion and Adjusted EBITDA attributable to Icahn Enterprises of $311 million.

Business Strategy

We believe that our core strengths include: identifying and acquiring undervalued assets and businesses, often through the purchase of distressed securities; increasing value through management, financial or other operational changes; and managing complex legal, regulatory or financial issues, which may include bankruptcy or insolvency, environmental, zoning, permitting and licensing issues.

The key elements of our business strategy include the following:

Capitalize on Growth Opportunities in our Existing Businesses.   We believe that we have developed a strong portfolio of businesses with experienced management teams. We may expand our existing businesses if appropriate opportunities are identified, as well as use our established businesses as a platform for additional acquisitions in the same or related areas.

Accountability in the Management of Our Businesses.  Our Principal Executive Officer is accountable directly to our board of directors, including the Chairman, and has day-to-day responsibility, in consultation with our Chairman, for general oversight of our business segments. We continually evaluate our operating subsidiaries with a view towards maximizing value and cost efficiencies, bringing an owner's perspective to our operating businesses. In each of these businesses, we assemble senior management teams with the expertise to run their businesses and boards of directors to oversee the management of those businesses. Each management team is responsible for the day-to-day operations of their businesses and directly accountable to its board of directors.

Seek to Acquire Undervalued Assets.  We intend to continue to make investments in businesses that we believe are undervalued and have potential for growth. We also seek to capitalize on investment opportunities arising from market inefficiencies, economic or market trends that have not been identified and reflected in market value, or complex or special situations. Certain opportunities may arise from companies that experience disappointing financial results, liquidity or capital needs, lowered credit ratings, revised industry forecasts or legal complications. We may acquire businesses or assets directly or we may establish an ownership position through the purchase of debt or equity securities in the open market or in privately negotiated transactions.

Risk Factors

Investment in our Notes involves substantial risks. See “Risk Factors” starting on page 15, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated into this offering memorandum, and in any subsequent periodic reports, as well as other information included in this offering memorandum for a discussion of certain risks relating to an investment in our Notes.

Our Corporate Information

Our principal executive offices are located at 767 Fifth Avenue, Suite 4700, New York, New York 10153 and our telephone number is (212) 702-4300. Our internet address is www.ielp.com. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this offering memorandum.

Summary Consolidated Historical and Pro Forma Financial Data

The following table sets forth our summary consolidated historical financial data for fiscal years ended December 31, 2009, 2010 and 2011, and for the three months ended March 31, 2011 and 2012. The summary consolidated historical financial data set forth below should be read in conjunction with our consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012.

The summary consolidated historical financial data for the fiscal years ended December 31, 2009, 2010 and 2011 has been derived from our audited consolidated historical financial statements, which have been audited by Grant Thornton LLP. The summary consolidated unaudited historical financial data as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 has been derived from our consolidated unaudited historical financial statements which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The financial data presented for the interim periods is not necessarily indicative of the results to be expected for the full year.

The pro forma operating and other financial data set forth below for the fiscal year ended December 31, 2011 and the three months ended March 31, 2012 gives effect to the CVR acquisition, including the pro forma adjustments related to the Wynnewood acquisition by CVR on December 15, 2011, as if they had occurred on January 1, 2011. The pro forma balance sheet data set forth below gives effect to the CVR acquisition and the isuance of the Notes offered hereby as if they had occurred on March 31, 2012.

The pro forma summary financial data set forth below are unaudited and are not necessarily indicative of the results that actually would have occurred if the above transactions had been consummated as of the dates indicated above, nor do they purport to represent the financial position and results of operations for future periods. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma summary financial data should be read in conjunction with (i) the historical consolidated financial statements of both Icahn Enterprises and CVR included in their respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and related amendments and (ii) the pro forma financial information relating to our acquisition of a controlling interest in CVR contained in our Current Report on Form 8-K/A filed with the SEC on July 9, 2012.

The preliminary allocation of the purchase price of CVR used in the unaudited pro forma summary financial data is based upon preliminary estimates. The estimates are subject to change upon completion of the valuation of CVR’s assets and liabilities. Upon completion of the purchase price allocations, we expect to make additional adjustments, and these valuations could change significantly from those used in the unaudited pro forma summary financial data presented below and incorporated by reference herein. Therefore, actual adjustments will differ from the pro forma adjustments, and the differences may be material.

Operating and Other Financial Data:

						Pro Forma
	Year Ended December 31,			Three Months Ended March 31,		Year Ended December 31, 2011	Three Months Ended March 31, 2012
	2009	2010	2011	2011	2012
				(unaudited)		(unaudited)
	(in millions, except per unit data)
Consolidated revenues:
Investment	$1,502	$865	$1,882	$609	$71	$1,882	$5
Automotive	5,397	6,239	6,937	1,734	1,774	6,937	1,774
Energy	—	—	—	—	—	7,714	1,822
Gaming(1)	—	78	624	157	153	624	153
Railcar	444	270	514	84	182	514	182
Food Packaging	296	317	338	80	83	338	83
Metals	384	725	1,096	279	332	1,096	332
Real Estate	96	90	90	21	21	90	21
Home Fashion	382	431	325	99	57	325	57
Holding Company	10	57	36	15	11	36	11
	$8,511	$9,072	$11,842	$3,078	$2,684	$19,556	$4,440
Adjusted EBITDA before non-controlling interests(5):
Investment	$1,453	$823	$1,845	$596	$68	$1,845	$2
Automotive	509	680	707	179	169	707	169
Energy	—	—	—	—	—	958	167
Gaming(1)	—	6	72	15	22	72	22
Railcar	66	3	50	3	30	50	30
Food Packaging	55	50	48	12	11	48	11
Metals	(23)	24	26	17	—	26	—
Real Estate	49	40	47	10	11	47	11
Home Fashion	(20)	(32)	(31)	(4)	(5)	(31)	(5)
Holding Company	(12)	69	5	10	7	5	7
	$2,077	$1,663	$2,769	$838	$313	$3,727	$414
Adjusted EBITDA attributable to Icahn Enterprises(5):
Investment	$469	$342	$876	$250	$32	$876	$—
Automotive	376	514	533	136	129	533	129
Energy	—	—	—	—	—	736	128
Gaming(1)	—	1	37	4	15	37	15
Railcar	36	2	27	1	17	27	17
Food Packaging	40	37	35	9	9	35	9
Metals	(23)	24	26	17	—	26	—
Real Estate	49	40	47	10	11	47	11
Home Fashion	(13)	(23)	(24)	(3)	(5)	(24)	(5)
Holding Company	(12)	17	5	10	7	5	7
	$922	$954	$1,562	$434	$215	$2,298	$311
Other financial data:
Capital expenditures	$230	$422	$481	$115	$197	$592	$257
Cash distributions declared per LP unit	1.00	1.00	0.55	0.25	0.10	0.55	0.10

Balance Sheet Data:

	As of March 31, 2012
	Actual		Pro Forma(2)
	(in millions, except ratios)
Liquid assets:
Holding Company cash & cash equivalents(3)	$1,815		$1,222
Holding Company interests in Funds	3,159		1,984
Holding Company liquid assets	$4,974		$3,206
Total consolidated assets	$21,065		$24,598
Total Holding Company debt	3,836		4,036
Total debt	7,313		8,426
Equity:
Attributable to Icahn Enterprises	4,386		4,500
Attributable non-controlling interests	4,139		4,946
Total equity	$8,525		$9,446
Ratios:
Holding Company asset value(4) to Holding Company debt	2.2	x	2.1	x
Holding Company asset value(4) (net of cash and cash equivalents) to Holding Company net debt	3.3	x	2.6	x
Holding Company liquid assets to Holding Company debt	1.3	x	0.8	x

(1)	Gaming segment results for 2010 are for the periods commencing November 15, 2010.
(2)	Pro forma balance sheet data gives effect to the CVR acquisition and the issuance of the Notes offered hereby, as if they had occurred on March 31, 2012.
(3)	Includes Holding Company liquid investments (excluding our interest in the Funds) of $1 million.
(4)	See page 5 of this offering memorandum for the calculation of Holding Company asset value. Certain asset values of our publicly traded companies for purpose of the ratios are as of March 31, 2012.
(5)	EBITDA represents earnings before interest expense, income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding the effects of impairment, restructuring costs, certain pension plan expenses, OPEB curtailment gains, discontinued operations, losses on extinguishment of debt, FIFO impacts, major scheduled turnaround expense, unrealized gains/losses on certain derivative contracts, certain share-based compensation expenses related to a certain proxy matter, expenses related to a certain acquisition and loss on disposal of certain fixed assets. We present EBITDA and Adjusted EBITDA on a consolidated basis, net of the effect of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of corporate performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only supplementally in measuring our financial performance.

The following table reconciles, on a basis attributable to Icahn Enterprises, net income attributable to Icahn Enterprises to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated:

						Pro Forma
	Year Ended December 31,			Three Months Ended March 31,		Year Ended December 31, 2011	Three Months Ended March 31, 2012
	2009	2010	2011	2011	2012
	(in millions)
Attributable to Icahn Enterprises:
Net income (loss)	$253	$199	$750	$240	$49	$1,098	$(16)
Interest expense	268	338	377	94	104	426	116
Income tax (benefit) expense	(40)	11	27	18	(36)	239	(49)
Depreciation and amortization	317	328	309	72	78	437	112
EBITDA attributable to Icahn Enterprises:	$798	$876	$1,463	$424	$195	$2,200	$163
Impairment	$34	$8	$58	$—	$2	$58	$2
Restructuring	37	12	9	2	6	9	6
Expenses associated with U.S. based funded pension plans	50	40	33	8	11	33	11
OPEB curtailment gains	—	(22)	(1)	—	—	(1)	—
Discontinued operations	(1)	—	—	—	—	—	—
Net loss on extinguishment of debt	4	40	—	—	1	2	1
FIFO impact	—	—	—	—	—	(35)	(15)
Unrealized (gain) loss on certain derivatives	—	—	—	—	—	(65)	98
Certain share-based compensation expense	—	—	—	—	—	37	14
Major scheduled turnaround expense	—	—	—	—	—	51	16
Expenses related to a certain proxy matter	—	—	—	—	—	—	12
Expenses related to a certain acquisition	—	—	—	—	—	7	3
Loss on disposal of certain fixed assets	—	—	—	—	—	2	—
Adjusted EBITDA attributable to Icahn Enterprises	$922	$954	$1,562	$434	$215	$2,298	$311

Risk Factors

Investing in the Notes involves certain risks. Before investing in the Notes, you should carefully consider the following risks and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which are incorporated by reference herein. If any of these risks actually occurs, it could have a material adverse effect on our business. These risks are not the only ones faced by us. Additional risks not known or that are presently deemed immaterial could also materially and adversely affect our financial condition, results of operations, our business and prospects. Each of the risks could materially and adversely affect our business, financial condition, results of operations, and prospects, and could result in a partial or complete loss of your investment.

Risks Related to our Energy Segment’s Petroleum Business

The price volatility of crude oil, other feedstocks and refined products may have a material adverse effect on our Energy segment’s earnings, profitability and cash flows.

Our Energy segment’s financial results related to its petroleum business are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. When the margin between refined product prices and crude oil and other feedstock prices tightens, our Energy segment’s earnings, profitability and cash flows are negatively affected. Refining margins historically have been volatile and are likely to continue to be volatile, as a result of a variety of factors including fluctuations in prices of crude oil, other feedstocks and refined products. Continued future volatility in refining industry margins may cause a decline in our Energy segment’s results of operations, since the margin between refined product prices and feedstock prices may decrease below the amount needed for Energy operations to generate net cash flow sufficient for their needs. Although an increase or decrease in the price for crude oil generally results in a similar increase or decrease in prices for refined products, there is normally a time lag in the realization of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on our Energy segment’s results of operations therefore depends in part on how quickly and how fully refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, could have a significant negative impact on our Energy segment’s earnings, results of operations and cash flows.

Our Energy segment’s profitability is also impacted by the ability to purchase crude oil at a discount to benchmark crude oils, such as West Texas Intermediate crude oil (“WTI”) as CVR does not produce any crude oil and must purchase all of the crude oil it refines. These crude oils include, but are not limited to, crude oil from CVR’s gathering system that is used at the Coffeyville refinery and crude oils that are purchased for the Wynnewood refinery. Crude oil differentials can fluctuate significantly based upon overall economic and crude oil market conditions. Declines in crude oil differentials can adversely impact refining margins, earnings and cash flows.

Refining margins are also impacted by domestic and global refining capacity. Continued downturns in the economy impact the demand for refined fuels and, in turn, generate excess capacity. In addition, the expansion and construction of refineries domestically and globally can increase refined fuel production capacity. Excess capacity can adversely impact refining margins, earnings and cash flows.

During fiscal 2011, favorable crack spreads and access to a variety of price advantaged crude oils resulted in EBITDA and cash flow generation that are higher than usual. Our Energy operations cannot assure you that these favorable conditions will continue and, in fact, crack spreads, refining margins and crude oil prices could decline, possibly materially, at any time. In particular, this may be exacerbated in the future as a result of Enbridge Inc.’s purchase of 50% of the Seaway pipeline and intent to reverse the pipeline to make it flow from Cushing to the U.S. Gulf Coast. Any such decline would have a material adverse effect on our Energy segment’s earnings, results of operations and cash flows. Volatile prices for natural gas and electricity also affect our Energy operations’ manufacturing and operating costs. Natural gas and electricity prices have been, and will continue to be, affected by supply and demand for fuel and utility services in both local and regional markets.

If CVR is required to obtain its crude oil supply without the benefit of a crude oil supply agreement, its exposure to the risks associated with volatile crude oil prices may increase and our Energy segment’s liquidity may be reduced. CVR currently has no crude oil intermediation agreement in place with respect to the Wynnewood Refinery.

For fiscal 2011, CVR obtained approximately 65% of the crude oil for its Coffeyville refinery under a Crude Oil Supply Agreement, as amended (“Supply Agreement”), with Vitol Inc. (“Vitol”) that expires on December 31, 2013. Under the Supply Agreement, Vitol supplies CVR with crude oil and intermediation logistics, which helps it reduce its inventory position and mitigate crude oil pricing risk.The Supply Agreement minimizes the amount of in-transit inventory and mitigates crude oil pricing risks by ensuring pricing takes place extremely close to the time when the crude oil is refined and the yielded products are sold. If CVR were required to obtain its crude oil supply without the benefit of a supply intermediation agreement, its exposure to crude oil pricing risks may increase, despite any hedging activity in which CVR may engage, and the liquidity of our Energy segment would be negatively impacted due to the increased inventory and the negative impact of market volatility.

In addition, there is currently no crude oil supply intermediation agreement in place with respect to the Wynnewood refinery. CVR is, therefore, more exposed to crude oil pricing risks than it was prior to the acquisition of Gary-Williams Energy Corporation and its subsidiaries on December 15, 2011 (the “Wynnewood Acquisition”). Although CVR may choose to enter into such an agreement in the future, or seek to expand its existing crude oil supply intermediation agreement with Vitol to cover the Wynnewood refinery, there can be no assurance that CVR will be able to do so on commercially reasonable terms or at all.

Disruption of CVR’s ability to obtain an adequate supply of crude oil could reduce our Energy segment’s liquidity and increase costs.

For the Coffeyville refinery, in addition to the crude oil CVR gathers locally in Kansas, Oklahoma, Missouri, Nebraska and Texas, CVR purchased an additional 80,000 to 90,000 bpd of crude oil to be refined into liquid fuels in fiscal 2011. Although the Wynnewood refinery has historically acquired most of its crude oil from Texas and Oklahoma, it also purchases crude oil from other regions. Coffeyville obtained a portion of its non-gathered crude oil, approximately 19% in fiscal 2011, from foreign sources and Wynnewood obtained a small amount from foreign sources as well. The majority of these foreign sourced crude oil barrels were derived from Canada. Disruption of production for any reason could have a material adverse impact on our Energy segment’s operations.

In the event that one or more of CVR’s traditional suppliers becomes unavailable to it, it may be unable to obtain an adequate supply of crude oil, or it may only be able to obtain its crude oil supply at unfavorable prices. As a result, our Energy segment may experience a reduction in its liquidity and its results of operations could be materially adversely affected.

Severe weather could interrupt CVR’s supply of crude oil from Canada and the mid-continent. If CVR’s supply of crude oil is interrupted, our Energy segment’s business, financial condition and results of operations could be materially adversely impacted.

If CVR’s access to the pipelines on which it relies for the supply of its feedstock and the distribution of its products is interrupted, its inventory and costs may increase and CVR may be unable to efficiently distribute its products.

If one of the pipelines on which either of the Coffeyville or Wynnewood refineries relies for supply of crude oil becomes inoperative, CVR would be required to obtain crude oil through alternative pipelines or from additional tanker trucks, which could increase its costs and result in lower production levels and profitability. Similarly, if a major refined fuels pipeline becomes inoperative, CVR would be required to keep refined fuels in inventory or supply refined fuels to its customers through an alternative pipeline or by additional tanker trucks, which could increase its costs and result in a decline in profitability.

If sufficient Renewable Identification Numbers (“RINs”) are unavailable for purchase or if CVR has to pay a significantly higher price for RINs, or if CVR is otherwise unable to meet the EPA’s Renewable Fuels Standard mandates, our Energy segment’s business, financial condition and results of operations could be materially adversely affected.

Pursuant to the Energy Independence and Security Act of 2007, the U.S. Environmental Protection Agency, (“EPA”) has promulgated the Renewable Fuel Standard (“RFS”) which requires refiners to blend “renewable fuels,” such as ethanol, with their petroleum fuels or purchase renewable energy credits, known as renewable identification numbers in lieu of blending. Annually, the EPA establishes the volume of renewable fuels that refineries must blend into their finished petroleum fuels. Beginning in fiscal 2011, CVR’s Coffeyville refinery was required to blend renewable fuels into its gasoline and diesel fuel or purchase RINs in lieu of blending. CVR requested additional time to comply in the form of “hardship relief” as a small refiner from the EPA based on the disproportionate impact of the rule on its Coffeyville refinery, but the EPA denied its request. The Wynnewood refinery is a small refinery under the RFS and received a two-year extension of time to comply, which expires at the end of 2012. If CVR is unable to pass the costs of compliance with RFS on to its customers, our Energy segment’s profits would be significantly lower. Moreover, if sufficient RINs are unavailable for purchase or if CVR has to pay a significantly higher price for RINs, or if CVR is otherwise unable to meet the EPA’s RFS mandates, our Energy segment’s business, financial condition and results of operations could be materially adversely affected.

Our Energy segment’s petroleum business’ financial results are seasonal and generally lower in the first and fourth quarters of the year.

Demand for gasoline products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. As a result, our Energy segment’s results of operations for the first and fourth calendar quarters are generally lower than for those for the second and third quarters. Further, reduced agricultural work during the winter months somewhat depresses demand for diesel fuel in the winter months. In addition to the overall seasonality of the petroleum business, unseasonably cool weather in the summer months and/or unseasonably warm weather in the winter months in the areas in which CVR sells its petroleum products could have the effect of reducing demand for gasoline and diesel fuel which could result in lower prices and reduce operating margins.

Our Energy segment faces significant competition, both within and outside of its industry. Competitors who produce their own supply of feedstocks, have extensive retail outlets, make alternative fuels or have greater financial resources than CVR does may have a competitive advantage over it.

The refining industry is highly competitive with respect to both feedstock supply and refined product markets. CVR may be unable to compete effectively with its competitors within and outside of its industry, which could result in reduced profitability. CVR competes with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for its refined products. CVR is not engaged in the petroleum exploration and production business and therefore CVR does not produce any of its crude oil feedstocks. CVR does not have a retail business and therefore is dependent upon others for outlets for its refined products. CVR does not have any long-term arrangements (those exceeding more than a twelve-month period) for much of its output. Many of CVR’s competitors obtain significant portions of their feedstocks from company-owned production and have extensive retail outlets. Competitors that have their own production or extensive retail outlets with brand-name recognition are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages.

A number of CVR’s competitors also have materially greater financial and other resources than it has. These competitors may have a greater ability to bear the economic risks inherent in all aspects of the refining industry. An expansion or upgrade of CVR’s competitors’ facilities, price volatility, international political and economic developments and other factors are likely to continue to play an important role in refining industry economics and may add additional competitive pressure on it.

In addition, CVR competes with other industries that provide alternative means to satisfy the energy and fuel requirements of its industrial, commercial and individual consumers. The more successful these alternatives become as a result of governmental incentives or regulations, technological advances, consumer demand, improved pricing or otherwise, the greater the negative impact on pricing and demand for CVR’s products and its profitability. There are presently significant governmental incentives and consumer pressures to increase the use of alternative fuels in the United States.

Changes in CVR’s credit profile may affect its relationship with its suppliers, which could have a material adverse effect on our Energy segment’s liquidity and its ability to operate its refineries at full capacity.

Changes in CVR’s credit profile may affect the way crude oil suppliers view its ability to make payments and may induce them to shorten the payment terms for its purchases or require it to post security prior to payment. Given the large dollar amounts and volume of CVR’s crude oil and other feedstock purchases, a burdensome change in payment terms may have a material adverse effect on our Energy segment’s liquidity and its ability to make payments to its suppliers. This, in turn, could cause CVR to be unable to operate its refineries at full capacity. A failure to operate CVR’s refineries at full capacity could adversely affect our Energy segment’s profitability and cash flows.

The adoption of derivatives legislation by the U.S. Congress could have an adverse effect on CVR’s ability to hedge risks associated with our Energy segment’s petroleum business.

The U.S. Congress has adopted the Dodd-Frank Act, comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market, and requires the Commodities Futures Trading Commission (“CFTC”) to institute broad new position limits for futures and options traded on regulated exchanges. The Dodd-Frank Act requires the CFTC and the SEC to promulgate rules and regulations implementing the new legislation. The rulemaking process is still ongoing, and CVR cannot predict the ultimate outcome of the rulemakings. New regulations in this area may result in increased costs and cash collateral for derivative instruments CVR may use to hedge and otherwise manage its financial risks related to volatility in oil and gas commodity prices.

Risks Related to Our Energy Segment’s Nitrogen Fertilizer Business

The nitrogen fertilizer business is, and nitrogen fertilizer prices are, cyclical and highly volatile, and the nitrogen fertilizer business has experienced substantial downturns in the past. Cycles in demand and pricing could potentially expose the nitrogen fertilizer business to significant fluctuations in its operating and financial results and have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

The nitrogen fertilizer business is exposed to fluctuations in nitrogen fertilizer demand in the agricultural industry. These fluctuations historically have had and could in the future have significant effects on prices across all nitrogen fertilizer products and, in turn, our Energy segment’s results of operations, financial condition and cash flows.

Nitrogen fertilizer products are commodities, the price of which can be highly volatile. The prices of nitrogen fertilizer products depend on a number of factors, including general economic conditions, cyclical trends in end-user markets, supply and demand imbalances, and weather conditions, which have a greater relevance because of the seasonal nature of fertilizer application. If seasonal demand exceeds the projections on which the nitrogen fertilizer business bases production, customers may acquire nitrogen fertilizer products from competitors, and the profitability of the nitrogen fertilizer business will be negatively impacted. If seasonal demand is less than expected, the nitrogen fertilizer business will be left with excess inventory that will have to be stored or liquidated.

Demand for nitrogen fertilizer products is dependent on demand for crop nutrients by the global agricultural industry. Nitrogen-based fertilizers are currently in high demand, driven by a growing world population, changes in dietary habits and an expanded use of corn for the production of ethanol. Supply is affected by available capacity and operating rates, raw material costs, government policies and global trade. A decrease in nitrogen fertilizer prices would have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

The costs associated with operating the nitrogen fertilizer plant are largely fixed. If nitrogen fertilizer prices fall below a certain level, the nitrogen fertilizer business may not generate sufficient revenue to operate profitably or cover its costs.

Unlike CVR’s competitors, whose primary costs are related to the purchase of natural gas and whose costs are therefore largely variable, the nitrogen fertilizer business has largely fixed costs that are not dependent on the price of natural gas because it uses pet coke as the primary feedstock in the nitrogen fertilizer plant. As a result of the fixed cost nature of our Energy segment’s operations, downtime, interruptions or low productivity due to reduced demand, adverse weather conditions, equipment failure, a decrease in nitrogen fertilizer prices or other causes can result in significant operating losses that could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

A decline in natural gas prices could impact the nitrogen fertilizer business’ relative competitive position when compared to other nitrogen fertilizer producers.

Most nitrogen fertilizer manufacturers rely on natural gas as their primary feedstock, and the cost of natural gas is a large component of the total production cost for natural gas-based nitrogen fertilizer manufacturers. The dramatic increase in nitrogen fertilizer prices in recent years has not been the direct result of an increase in natural gas prices, but rather the result of increased demand for nitrogen-based fertilizers due to historically low stocks of global grains and a surge in the prices of corn and wheat, the primary crops in the nitrogen fertilizer business’ region. This increase in demand for nitrogen-based fertilizers has created an environment in which nitrogen fertilizer prices have disconnected from their traditional correlation with natural gas prices. A decrease in natural gas prices would benefit the nitrogen fertilizer business’ competitors and could disproportionately impact our Energy segment’s operations by making the nitrogen fertilizer business less competitive with natural gas-based nitrogen fertilizer manufacturers. A decline in natural gas prices could impair the nitrogen fertilizer business’ ability to compete with other nitrogen fertilizer producers who utilize natural gas as their primary feedstock, and therefore have a material adverse impact on the cash flows of the nitrogen fertilizer business. In addition, if natural gas prices in the United States were to decline to a level that prompts those U.S. producers who have permanently or temporarily closed production facilities to resume fertilizer production, this would likely contribute to a global supply/demand imbalance that could negatively affect nitrogen fertilizer prices and therefore have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Any decline in U.S. agricultural production or limitations on the use of nitrogen fertilizer for agricultural purposes could have a material adverse effect on the sales of nitrogen fertilizer, and on our Energy segment’s results of operations, financial condition and cash flows.

Conditions in the U.S. agricultural industry significantly impact the operating results of the nitrogen fertilizer business. The U.S. agricultural industry can be affected by a number of factors, including weather patterns and field conditions, current and projected grain inventories and prices, domestic and international population changes and demand for U.S. agricultural products and U.S. and foreign policies regarding trade in agricultural products.

State and federal governmental policies, including farm and biofuel subsidies and commodity support programs, as well as the prices of fertilizer products, may also directly or indirectly influence the number of acres planted, the mix of crops planted and the use of fertilizers for particular agricultural applications. Developments in crop technology, such as nitrogen fixation (the conversion of atmospheric nitrogen into compounds that plants can assimilate), could also reduce the use of chemical fertilizers and adversely affect the demand for nitrogen fertilizer. In addition, from time to time various state legislatures have considered limitations on the use and application of chemical fertilizers due to concerns about the impact of these products on the environment. Unfavorable state and federal governmental policies could negatively affect nitrogen fertilizer prices and therefore have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

A major factor underlying the current high level of demand for nitrogen-based fertilizer products is the expanding production of ethanol. A decrease in ethanol production, an increase in ethanol imports or a shift away from corn as a principal raw material used to produce ethanol could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

A major factor underlying the current high level of demand for nitrogen-based fertilizer products produced by the nitrogen fertilizer business is the expanding production of ethanol in the United States and the expanded use of corn in ethanol production. Ethanol production in the United States is highly dependent upon a myriad of federal and state legislation and regulations, and is made significantly more competitive by various federal and state incentives, mandated production of ethanol pursuant to federal renewable fuel standards, and permitted increases in ethanol percentages in gasoline blends, such as E15, a gasoline blend with 15% ethanol. However, a number of factors, including a continuing “food versus fuel” debate and studies showing that expanded ethanol production may increase the level of greenhouse gases in the environment, have resulted in calls to reduce subsidies for ethanol, allow increased ethanol imports and adopt temporary waivers of the current renewable fuel standard levels, any of which could have an adverse effect on corn-based ethanol production, planted corn acreage and fertilizer demand. Therefore, ethanol incentive programs may not be renewed, or if renewed, they may be renewed on terms significantly less favorable to ethanol producers than current incentive programs. For example, on December 31, 2011, Congress allowed both the 45 cents per gallon ethanol tax credit and the 54 cents per gallon ethanol import tariff to expire. Similarly, the EPA’s waivers partially approving the use of E15 could be revised, rescinded or delayed. These actions could have a material adverse effect on ethanol production in the United States, which could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Further, most ethanol is currently produced from corn and other raw grains, such as milo or sorghum, especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste and energy crops (plants grown for use to make biofuels or directly exploited for their energy content). If an efficient method of producing ethanol from cellulose-based biomass is developed, the demand for corn may decrease significantly, which could reduce demand for nitrogen fertilizer products and have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Nitrogen fertilizer products are global commodities, and the nitrogen fertilizer business faces intense competition from other nitrogen fertilizer producers.

The nitrogen fertilizer business is subject to intense price competition from both U.S. and foreign sources, including competitors operating in the Persian Gulf, the Asia-Pacific region, the Caribbean, Russia and the Ukraine. Fertilizers are global commodities, with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and availability of the product. Furthermore, in recent years the price of nitrogen fertilizer in the United States has been substantially driven by pricing in the global fertilizer market. The nitrogen fertilizer business competes with a number of U.S. producers and producers in other countries, including state-owned and government-subsidized entities. Some competitors have greater total resources and are less dependent on earnings from fertilizer sales, which makes them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. The nitrogen fertilizer business’ competitive position could suffer to the extent it is not able to expand its resources either through investments in new or existing operations or through acquisitions, joint ventures or partnerships, or otherwise compete successfully in the global nitrogen fertilizer market. An inability to compete successfully could result in a loss of customers, which could adversely affect the sales, profitability and the cash flows of the nitrogen fertilizer business and therefore have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

The nitrogen fertilizer business is seasonal, which may result in it carrying significant amounts of inventory and seasonal variations in working capital. Our inability to predict future seasonal nitrogen fertilizer demand accurately may result in excess inventory or product shortages.

The nitrogen fertilizer business is seasonal. Farmers tend to apply nitrogen fertilizer during two short application periods, one in the spring and the other in the fall. The strongest demand for nitrogen fertilizer products typically occurs during the planting season. In contrast, the nitrogen fertilizer business and other nitrogen fertilizer producers generally produce products throughout the year. As a result, the nitrogen fertilizer business and its customers generally build inventories during the low demand periods of the year in order to ensure timely product availability during the peak sales seasons. The seasonality of nitrogen fertilizer demand results in sales volumes and net sales being highest during the North American spring season and working capital requirements typically being highest just prior to the start of the spring season.

If seasonal demand exceeds projections, the nitrogen fertilizer business will not have enough product and its customers may acquire products from its competitors, which would negatively impact profitability. If seasonal demand is less than expected, the nitrogen fertilizer business will be left with excess inventory and higher working capital and liquidity requirements.

The degree of seasonality of the nitrogen fertilizer business can change significantly from year to year due to conditions in the agricultural industry and other factors. As a consequence of such seasonality, it is expected that the distributions CVR receives from the nitrogen fertilizer business will be volatile and will vary quarterly and annually.

Adverse weather conditions during peak fertilizer application periods may have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows, because the agricultural customers of the nitrogen fertilizer business are geographically concentrated.

The nitrogen fertilizer business’ sales to agricultural customers are concentrated in the Great Plains and Midwest states and are seasonal in nature. The nitrogen fertilizer business’ quarterly results may vary significantly from one year to the next due largely to weather-related shifts in planting schedules and purchase patterns. For example, the nitrogen fertilizer business generates greater net sales and operating income in the first half of the year, which is referred to herein as the planting season, compared to the second half of the year. Accordingly, an adverse weather pattern affecting agriculture in these regions or during the planting season could have a negative effect on fertilizer demand, which could, in turn, result in a material decline in the nitrogen fertilizer business’ net sales and margins and otherwise have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows. The nitrogen fertilizer business’ quarterly results may vary significantly from one year to the next due largely to weather-related shifts in planting schedules and purchase patterns. As a result, it is expected that the nitrogen fertilizer business’ distributions to holders of its common units (including CVR) will be volatile and will vary quarterly and annually.

The nitrogen fertilizer business’ operations are dependent on third-party suppliers, including Linde, which owns an air separation plant that provides oxygen, nitrogen and compressed dry air to its gasifiers, and the City of Coffeyville, which supplies the nitrogen fertilizer business with electricity. A deterioration in the financial condition of a third-party supplier, a mechanical problem with the air separation plant, or the inability of a third-party supplier to perform in accordance with its contractual obligations could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

The operations of the nitrogen fertilizer business depend in large part on the performance of third-party suppliers, including Linde for the supply of oxygen, nitrogen and compressed dry air, and the City of Coffeyville for the supply of electricity. With respect to Linde, operations could be adversely affected if there were a deterioration in Linde’s financial condition such that the operation of the air separation plant located adjacent to the nitrogen fertilizer plant was disrupted. Additionally, this air separation plant in the past has experienced numerous short-term interruptions, causing interruptions in gasifier operations. With respect to electricity, in 2010, the nitrogen fertilizer business recently settled litigation with the City of Coffeyville regarding the price they sought to charge the nitrogen fertilizer business for electricity and entered into an amended and restated electric services agreement which gives the nitrogen fertilizer business an option to extend the term of such agreement through June 30, 2024. Should Linde, the City of Coffeyville or any of its other third-party suppliers fail to perform in accordance with existing contractual arrangements, operations could be forced to halt. Alternative sources of supply could be difficult to obtain. Any shutdown of operations at the nitrogen fertilizer plant, even for a limited period, could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Our Energy segment’s nitrogen fertilizer results of operations, financial condition and cash flows may be adversely affected by the supply and price levels of pet coke.

The profitability of the nitrogen fertilizer business is directly affected by the price and availability of pet coke obtained from CVR’s Coffeyville refinery pursuant to a long-term agreement and pet coke purchased from third parties (with respect to which CVR has no contractual arrangements), both of which vary based on market prices. Pet coke is a key raw material used by the nitrogen fertilizer business in the manufacture of nitrogen fertilizer products. If pet coke costs increase, the nitrogen fertilizer business may not be able to increase its prices to recover these increased costs, because market prices for nitrogen fertilizer products are not correlated with pet coke prices.

The nitrogen fertilizer business may not be able to maintain an adequate supply of pet coke. In addition, it could experience production delays or cost increases if alternative sources of supply prove to be more expensive or difficult to obtain. The nitrogen fertilizer business currently purchases 100% of the pet coke the Coffeyville refinery produces. Accordingly, if the nitrogen fertilizer business increases production, it will be more dependent on pet coke purchases from third-party suppliers at open market prices. There is no assurance that the nitrogen fertilizer business would be able to purchase pet coke on comparable terms from third parties or at all.

The nitrogen fertilizer business relies on third-party providers of transportation services and equipment, which subjects it to risks and uncertainties beyond its control that may have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

The nitrogen fertilizer business relies on railroad and trucking companies to ship finished products to its customers. The nitrogen fertilizer business also leases railcars from railcar owners in order to ship its finished products. These transportation operations, equipment and services are subject to various hazards, including extreme weather conditions, work stoppages, delays, spills, derailments and other accidents and other operating hazards.

These transportation operations, equipment and services are also subject to environmental, safety and other regulatory oversight. Due to concerns related to terrorism or accidents, local, state and federal governments could implement new regulations affecting the transportation of the nitrogen fertilizer business’ finished products. In addition, new regulations could be implemented affecting the equipment used to ship its finished products.

Any delay in the nitrogen fertilizer business’ ability to ship its finished products as a result of these transportation companies’ failure to operate properly, the implementation of new and more stringent regulatory requirements affecting transportation operations or equipment, or significant increases in the cost of these services or equipment could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

The nitrogen fertilizer business’ results of operations are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry. These factors are outside of our Energy segment’s control and may significantly affect our Energy segment’s profitability.

The nitrogen fertilizer business’ results of operations are highly dependent upon business and economic conditions and governmental policies affecting the agricultural industry, which CVR cannot control. The agricultural products business can be affected by a number of factors. The most important of these factors in the United States are:

•	weather patterns and field conditions (particularly during periods of traditionally high nitrogen fertilizer consumption);

•	quantities of nitrogen fertilizers imported to and exported from North America;

•	current and projected grain inventories and prices, which are heavily influenced by U.S. exports and world-wide grain markets; and

•	U.S. governmental policies, including farm and biofuel policies, which may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.

International market conditions, which are also outside of the nitrogen fertilizer business’ control, may also significantly influence its operating results. The international market for nitrogen fertilizers is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing nitrogen fertilizers, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets, changes in the hard currency demands of certain countries and other regulatory policies of foreign governments, as well as the laws and policies of the United States affecting foreign trade and investment.

Ammonia can be very volatile and extremely hazardous. Any liability for accidents involving ammonia or other products CVR produces or transports that cause severe damage to property or injury to the environment and human health could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows. In addition, the costs of transporting ammonia could increase significantly in the future.

The nitrogen fertilizer business manufactures, processes, stores, handles, distributes and transports ammonia, which can be very volatile and extremely hazardous. Major accidents or releases involving ammonia could cause severe damage or injury to property, the environment and human health, as well as a possible disruption of supplies and markets. Such an event could result in civil lawsuits, fines, penalties and regulatory enforcement proceedings, all of which could lead to significant liabilities. Any damage to persons, equipment or property or other disruption of the ability of the nitrogen fertilizer business to produce or distribute its products could result in a significant decrease in operating revenues and significant additional cost to replace or repair and insure its assets, which could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows. The nitrogen fertilizer facility periodically experiences minor releases of ammonia related to leaks from its equipment. It experienced more significant ammonia releases in August 2007 due to the failure of a high-pressure pump and in August and September 2010 due to a heat exchanger leak and a UAN vessel rupture (As referred to herein, UAN refers to an aqueous solution of urea and ammonium nitrate used as a fertilizer) Similar events may occur in the future and could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

In addition, the nitrogen fertilizer business may incur significant losses or costs relating to the operation of railcars used for the purpose of carrying various products, including ammonia. Due to the dangerous and potentially toxic nature of the cargo, in particular ammonia, on board railcars, a railcar accident may result in fires, explosions and pollution. These circumstances may result in sudden, severe damage or injury to property, the environment and human health. In the event of pollution, the nitrogen fertilizer business may be held responsible even if it is not at fault and it complied with the laws and regulations in effect at the time of the accident. Litigation arising from accidents involving ammonia and other products CVR produces or transports may result in the nitrogen fertilizer business or it being named as a defendant in lawsuits asserting claims for large amounts of damages, which could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Given the risks inherent in transporting ammonia, the costs of transporting ammonia could increase significantly in the future. Ammonia is most typically transported by pipeline and railcar. A number of initiatives are underway in the railroad and chemical industries that may result in changes to railcar design in order to minimize railway accidents involving hazardous materials. In addition, in the future, laws may more severely restrict or eliminate the ability of the nitrogen fertilizer business to transport ammonia via railcar. If any railcar design changes are implemented, or if accidents involving hazardous freight increase the insurance and other costs of railcars, freight costs of the nitrogen fertilizer business could significantly increase.

Environmental laws and regulations on fertilizer end-use and application and numeric nutrient water quality criteria could have a material adverse impact on fertilizer demand in the future.

Future environmental laws and regulations on the end-use and application of fertilizers could cause changes in demand for the nitrogen fertilizer business’ products. In addition, future environmental laws and regulations, or new interpretations of existing laws or regulations, could limit the ability of the nitrogen fertilizer business to market and sell its products to end users. From time to time, various state legislatures have proposed bans or other limitations on fertilizer products. In addition, a number of states have adopted or proposed numeric nutrient water quality criteria that could result in decreased demand for fertilizer products in those states. Similarly, a new final rule of the EPA establishing numeric nutrient criteria for certain Florida water bodies may require farmers to implement best management practices, including the reduction of fertilizer use, to reduce the impact of fertilizer on water quality. The rule has been challenged and may be replaced with a state rule imposing similar numeric nutrient criteria. Such laws, regulations or interpretations could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

If licensed technology were no longer available, the nitrogen fertilizer business may be adversely affected.

The nitrogen fertilizer business has licensed, and may in the future license, a combination of patent, trade secret and other intellectual property rights of third parties for use in its business. In particular, the gasification process it uses to convert pet coke to high purity hydrogen for subsequent conversion to ammonia is licensed from an affiliate of General Electric Company. The license, which is fully paid, grants the nitrogen fertilizer business perpetual rights to use the pet coke gasification process on specified terms and conditions and is integral to the operations of the nitrogen fertilizer facility. If this license or any other license agreements on which the nitrogen fertilizer business’ operations rely were to be terminated, licenses to alternative technology may not be available, or may only be available on terms that are not commercially reasonable or acceptable. In addition, any substitution of new technology for currently licensed technology may require substantial changes to manufacturing processes or equipment and may have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

The nitrogen fertilizer business may face third party claims of intellectual property infringement, which if successful could result in significant costs.

Although there are currently no pending claims relating to the infringement of any third party intellectual property rights, in the future the nitrogen fertilizer business may face claims of infringement that could interfere with its ability to use technology that is material to its business operations. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs and diversions of resources, which could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows. In the event a claim of infringement against the nitrogen fertilizer business is successful, it may be required to pay royalties or license fees for past or continued use of the infringing technology, or it may be prohibited from using the infringing technology altogether. If it is prohibited from using any technology as a result of such a claim, it may not be able to obtain licenses to alternative technology adequate to substitute for the technology it can no longer use, or licenses for such alternative technology may only be available on terms that are not commercially reasonable or acceptable. In addition, any substitution of new technology for currently licensed technology may require the nitrogen fertilizer business to make substantial changes to its manufacturing processes or equipment or to its products, and could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

There can be no assurance that the transportation costs of the nitrogen fertilizer business’ competitors will not decline.

The nitrogen fertilizer plant is located within the U.S. farm belt, where the majority of the end users of its nitrogen fertilizer products grow their crops. Many of its competitors produce fertilizer outside of this region and incur greater costs in transporting their products over longer distances via rail, ships and pipelines. There can be no assurance that competitors’ transportation costs will not decline or that additional pipelines will not be built, lowering the price at which competitors can sell their products, which would have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Risks Related to Our Energy Segment’s Entire Business

Instability and volatility in the capital, credit and commodity markets in the global economy could negatively impact our Energy segment’s business, financial condition, results of operations and cash flows.

The global capital and credit markets experienced extreme volatility and disruption in recent years. Our business, financial condition and results of operations could be negatively impacted by difficult conditions and extreme volatility in the capital, credit and commodities markets and in the global economy. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, precipitated an economic recession in the United States and globally. The difficult conditions in these markets and the overall economy affect CVR in a number of ways. For example:

•	Although CVR believes it has sufficient liquidity under its $400.0 million ABL credit facility (the “CVR ABL Credit Facility”) to operate both the Coffeyville and Wynnewood refineries, and that the nitrogen fertilizer business has sufficient liquidity under its revolving credit facility to run the nitrogen fertilizer business, under extreme market conditions there can be no assurance that such funds would be available or sufficient, and in such a case, CVR may not be able to successfully obtain additional financing on favorable terms, or at all.

•	CVR ABL Credit Facility, the indentures governing its notes and the nitrogen fertilizer business’ revolving credit facility contain various covenants that must be complied with, and if CVR or CVR LP is not in compliance, there can be no assurance that CVR or CVR LP would be able to successfully amend the agreement in the future. Further, any such amendment could be very expensive.

•	Market conditions could result in CVR’s significant customers experiencing financial difficulties. CVR is exposed to the credit risk of its customers, and their failure to meet their financial obligations when due because of bankruptcy, lack of liquidity, operational failure or other reasons could result in decreased sales and earnings for Energy segment.

CVR’s refineries and nitrogen fertilizer facility face operating hazards and interruptions, including unplanned maintenance or downtime. CVR could face potentially significant costs to the extent these hazards or interruptions cause a material decline in production and are not fully covered by its existing insurance coverage. Insurance companies that currently insure companies in the energy industry may cease to do so, may change the coverage provided or may substantially increase premiums in the future.

Our Energy segment’s operations are subject to significant operating hazards and interruptions. If any of CVR’s facilities, including its Coffeyville or Wynnewood refineries or the nitrogen fertilizer plant, experiences a major accident or fire, is damaged by severe weather, flooding or other natural disaster, or is otherwise forced to significantly curtail its operations or shut down, CVR could incur significant losses that could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows. Conducting the majority of CVR’s refining operations and all of its fertilizer manufacturing at a single location compounds such risks.

Operations at either or both of CVR’s refineries and the nitrogen fertilizer plant could be curtailed or partially or completely shut down, temporarily or permanently, as the result of a number of circumstances, most of which are not within its control, such as:

•	unplanned maintenance or catastrophic events such as a major accident or fire, damage by severe weather, flooding or other natural disaster;

•	labor difficulties that result in a work stoppage or slowdown;

•	environmental proceedings or other litigation that compel the cessation of all or a portion of the operations; and

•	increasingly stringent environmental regulations.

The magnitude of the effect on CVR of any shutdown will depend on the length of the shutdown and the extent of the plant operations affected by the shutdown. CVR’s refineries require a planned maintenance turnaround every four to five years for each unit, and the nitrogen fertilizer plant requires a planned maintenance turnaround every two years. A major accident, fire, flood or other event could damage CVR’s facilities or the environment and the surrounding community or result in injuries or loss of life. For example, the flood that occurred during the weekend of June 30, 2007 shut down CVR’s Coffeyville refinery for seven weeks, shut down the nitrogen fertilizer facility for approximately two weeks and required significant expenditures to repair damaged equipment. In addition, the nitrogen fertilizer business’ UAN plant was out of service for approximately six weeks after the rupture of a high pressure vessel in September 2010, which required significant expenditures to repair. CVR’s Coffeyville refinery experienced an equipment malfunction and small fire in connection with its fluid catalytic cracking unit on December 28, 2010, which led to reduced crude oil throughput for approximately one month and required significant expenditures to repair. Similarly, the Wynnewood refinery experienced a small explosion and fire in its hydrocracker process unit due to metal failure in December 2010. Scheduled and unscheduled maintenance could reduce our Energy segment’s income and cash flows during the period of time that any of its units is not operating. Any unscheduled future downtime could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

If CVR experiences significant property damage, business interruption, environmental claims or other liabilities, its business could be materially adversely affected to the extent the damages or claims exceed the amount of valid and collectible insurance available to it. CVR’s property and business interruption insurance policies (that cover the Coffeyville refinery and nitrogen fertilizer plant) have a $1.0 billion limit, with a $2.5 million deductible for physical damage and a 45- to 60-day waiting period (depending on the insurance carrier) before losses resulting from business interruptions are recoverable. CVR is fully exposed to all losses in excess of the applicable limits and sub-limits and for losses due to business interruptions of fewer than 45 to 60 days. CVR’s Wynnewood refinery is covered by separate property and business interruption insurance policies with an $800.0 million limit, with a $10.0 million deductible for physical damage and a 75-day waiting period. The policies also contain exclusions and conditions that could have a materially adverse impact on CVR’s ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. For example, the CVR’s current property policy for the Coffeyville refinery and nitrogen fertilizer plant contains a specific sub-limit of $150.0 million for damage caused by flooding.

The energy and nitrogen fertilizer industries are highly capital intensive, and the entire or partial loss of individual facilities can result in significant costs to both industry participants, including CVR, and their insurance carriers. In recent years, several large energy industry claims have resulted in significant increases in the level of premium costs and deductible periods for participants in the energy industry. For example, during 2005, Hurricanes Katrina and Rita caused significant damage to several petroleum refineries along the U.S. Gulf Coast, in addition to numerous oil and gas production facilities and pipelines in that region. As a result of large energy industry insurance claims, insurance companies that have historically participated in underwriting energy related facilities could discontinue that practice or demand significantly higher premiums or deductibles to cover these facilities. Although CVR currently maintains significant amounts of insurance, insurance policies are subject to annual renewal. If significant changes in the number or financial solvency of insurance underwriters for the energy industry occur, CVR may be unable to obtain and maintain adequate insurance at a reasonable cost or CVR might need to significantly increase its retained exposures.

Environmental laws and regulations could require CVR to make substantial capital expenditures to remain in compliance or to remediate current or future contamination that could give rise to material liabilities.

CVR’s operations are subject to a variety of federal, state and local environmental laws and regulations relating to the protection of the environment, including those governing the emission or discharge of pollutants into the environment, product specifications and the generation, treatment, storage, transportation, disposal and remediation of solid and hazardous waste and materials. Violations of these laws and regulations or permit conditions can result in substantial penalties, injunctive orders compelling installation of additional controls, civil and criminal sanctions, permit revocations and/or facility shutdowns.

In addition, new environmental laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement of laws and regulations or other developments could require CVR to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. These expenditures or costs for environmental compliance could have a material adverse effect on our Energy segment’s results of operations, financial condition and profitability.

CVR’s facilities operate under a number of federal and state permits, licenses and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. CVR’s facilities are also required to comply with prescriptive limits and meet performance standards specific to refining and/or chemical facilities as well as to general manufacturing facilities. All of these permits, licenses, approvals and standards require a significant amount of monitoring, record keeping and reporting in order to demonstrate compliance with the underlying permit, license, approval or standard. Incomplete documentation of compliance status may result in the imposition of fines, penalties and injunctive relief. Additionally, due to the nature of CVR’s manufacturing and refining processes, there may be times when CVR is unable to meet the standards and terms and conditions of these permits and licenses due to operational upsets or malfunctions, which may lead to the imposition of fines and penalties or operating restrictions that may have a material adverse effect on CVR’s ability to operate its facilities and accordingly its financial performance.

Our Energy segment’s businesses are subject to the occurrence of accidental spills, discharges or other releases of petroleum or hazardous substances into the environment. Past or future spills related to any of CVR’s current or former operations, including its refineries, pipelines, product terminals, fertilizer plant or transportation of products or hazardous substances from those facilities, may give rise to liability (including strict liability, or liability without fault, and potential cleanup responsibility) to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. For example, CVR could be held strictly liable under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and similar state statutes for past or future spills without regard to fault or whether CVR’s actions were in compliance with the law at the time of the spills. Pursuant to CERCLA and similar state statutes, CVR could be held liable for contamination associated with facilities CVR currently owns or operates (whether or not such contamination occurred prior to its acquisition thereof), facilities CVR formerly owned or operated (if any) and facilities to which CVR transported or arranged for the transportation of wastes or byproducts containing hazardous substances for treatment, storage or disposal.

The potential penalties and cleanup costs for past or future releases or spills, liability to third parties for damage to their property or exposure to hazardous substances, or the need to address newly discovered information or conditions that may require response actions could be significant and could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows. In addition, CVR may incur liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances located at or released from its facilities. CVR may also face liability for personal injury, property damage, natural resource damage or for cleanup costs for the alleged migration of contamination or other hazardous substances from its facilities to adjacent and other nearby properties.

In March 2004, Coffeyville Resources Refining & Marketing, LLC and Coffeyville Resources Terminal, LLC entered into a Consent Decree (the “Coffeyville Consent Decree”) with the EPA and the Kansas Department of Health and Environment (the “KDHE”) to address certain allegations of Clean Air Act violations by Farmland (the prior owner) at CVR’s Coffeyville refinery and now-closed Phillipsburg terminal facility in order to address the alleged violations and eliminate liabilities going forward. The remaining costs of complying with the Coffeyville Consent Decree are expected to be approximately $49 million, which does not include the cleanup obligations for historic contamination at the site that are being addressed pursuant to administrative orders issued under the Resource Conservation and Recovery Act, (the “RCRA”). To date, CVR has materially complied with the Consent Decree and have not had to pay any stipulated penalties, which are required to be paid for failure to comply with various terms and conditions of the Coffeyville Consent Decree. CVR and the EPA agreed to extend the refinery’s deadline under the Coffeyville Consent Decree to install certain air pollution controls on its FCCU to reduce emissions of sulfur-dioxide and nitrogen oxides due to delays caused by the June/July 2007 flood (the “15-month extension agreement”). Pursuant to the 15-month extension agreement, CVR agreed to offset any incremental emissions resulting from the delay by providing additional controls to existing emission sources over a set timeframe. CVR negotiated an agreement with the EPA and KDHE to replace the current Coffeyville Consent Decree, including the fifteen month extension, with a global settlement under the national Petroleum Refining Initiative.

Under the new Consent Decree CVR has received additional time to install controls required under the Coffeyville Consent Decree in consideration for agreeing to pay a civil penalty and install other controls and enhance certain compliance programs. The new Consent Decree has been approved by EPA and is in the process of being lodged with the court. The Wynnewood Refining Company, LLC (“WRC”) entered into the Wynnewood Consent Order with the ODEQ in August 2011 addressing some, but not all of the traditional marquee issues under the EPA’s National Petroleum Refining Initiative and addressing certain historic Clean Air Act compliance issues that are generally beyond the scope of a traditional global settlement. Under the Wynnewood Consent Order, WRC agreed to pay a civil penalty, install certain controls, enhance certain compliance programs, and undertake additional testing and auditing. The costs of complying with the Wynnewood Consent Order, other than costs associated with a planned turnaround, are expected to be approximately $1.5 million. A number of factors could affect CVR’s ability to meet the requirements imposed by either the Coffeyville Consent Decree or the Wynnewood Consent Order and could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Three of CVR’s facilities, including its Coffeyville refinery, the now-closed Phillipsburg terminal (which operated as a refinery until 1991), and the Wynnewood refinery have environmental contamination. CVR has assumed Farmland’s responsibilities under certain RCRA administrative orders related to contamination at or that originated from the Coffeyville refinery (which includes portions of the nitrogen fertilizer plant) and the Phillipsburg terminal. The Wynnewood refinery is required to conduct investigations to address potential off-site migration of contaminants from the west side of the property. Other known areas of contamination at the Wynnewood refinery have been partially addressed but corrective action has not been completed, and portions of the Wynnewood refinery have not yet been investigated to determine whether corrective action is necessary. If significant unknown liabilities are identified at any of CVR’s facilities, that liability could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows and may not be covered by insurance.

CVR may incur future costs relating to the off-site disposal of hazardous wastes. Companies that dispose of, or arrange for the transportation or disposal of, hazardous substances at off-site locations may be held jointly and severally liable for the costs of investigation and remediation of contamination at those off-site locations, regardless of fault. CVR could become involved in litigation or other proceedings involving off-site waste disposal and the damages or costs in any such proceedings could be material.

CVR may be unable to obtain or renew permits necessary for our Energy segment’s operations, which could inhibit its ability to do business.

CVR holds numerous environmental and other governmental permits and approvals authorizing operations at its facilities. Future expansion of CVR’s operations is also predicated upon securing the necessary environmental or other permits or approvals. A decision by a government agency to deny or delay issuing a new or renewed material permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on its ability to continue operations and on our Energy segment’s financial condition, results of operations and cash flows.

Climate change laws and regulations could have a material adverse effect on our Energy segment’s results of operations, financial condition, and cash flows.

Various regulatory and legislative measures to address greenhouse gas emissions (including CO 2, methane and nitrous oxides) are in different phases of implementation or discussion. As a result of its 2009 “endangerment finding” that greenhouse gas emissions pose a threat to human health and welfare, the EPA has begun to regulate greenhouse gas emissions under the authority granted to it under the Clean Air Act. In October 2009, the EPA finalized a rule requiring certain large emitters of greenhouse gases to inventory and annually reports their greenhouse gas emissions to the EPA. In accordance with the rule, CVR has begun monitoring its greenhouse gas emissions and have already reported the emissions to the EPA for the year ended 2011. In May 2010, the EPA finalized the “Greenhouse Gas Tailoring Rule,” which established new greenhouse gas emissions thresholds that determine when stationary sources, such as the refineries and the nitrogen fertilizer plant, must obtain permits under Prevention of Significant Deterioration (“PSD”), and Title V programs of the federal Clean Air Act. The significance of the permitting requirement is that, in cases where a new source is constructed or an existing source undergoes a major modification, the facility would need to evaluate and install best available control technology (“BACT”), to control greenhouse gas emissions. The EPA’s endangerment finding, Greenhouse Gas Tailoring Rule and certain other greenhouse gas emission rules have been challenged and will likely be subject to extensive litigation.

At the federal legislative level, Congressional passage of legislation adopting some form of federal mandatory greenhouse gas emission reduction, such as a nationwide cap-and-trade program, does not appear likely at this time, although it could be adopted at a future date. It is also possible that Congress may pass alternative climate change bills that do not mandate a nationwide cap-and-trade program and instead focus on promoting renewable energy and energy efficiency.

In addition to potential federal legislation, a number of states have adopted regional greenhouse gas initiatives to reduce CO 2 and other greenhouse gas emissions. In 2007, a group of Midwest states, including Kansas (where CVR’s Coffeyville refinery and the nitrogen fertilizer facility are located), formed the Midwestern Greenhouse Gas Reduction Accord, which calls for the development of a cap-and-trade system to control greenhouse gas emissions and for the inventory of such emissions. However, the individual states that have signed on to the accord must adopt laws or regulations implementing the trading scheme before it becomes effective, and it is unclear whether Kansas still intends to do so.

The implementation of EPA greenhouse gas regulations or potential federal, state or regional programs to reduce greenhouse gas emissions will result in increased costs to (i) operate and maintain CVR’s facilities, (ii) install new emission controls on its facilities and (iii) administer and manage any greenhouse gas emissions program. Increased costs associated with compliance with any future legislation or regulation of greenhouse gas emissions, if it occurs, may have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

In addition, climate change legislation and regulations may result in increased costs not only for our Energy segment’s business but also for users of its refined and fertilizer products, thereby potentially decreasing demand for its products. Decreased demand for CVR’s products may have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Security breaches and other disruptions could compromise CVR’s information and expose it to liability, which would cause Energy operations’ business and reputation to suffer.

In the ordinary course of our business, CVR collects and stores sensitive data, including intellectual property, CVR’s proprietary business information and that of its customers and suppliers, and personally identifiable information of its employees, in its facilities and on its networks. The secure processing, maintenance and transmission of this information is critical to CVR’s operations. Despite CVR’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise CVR’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, disrupt our Energy segment’s operations, damage CVR’s reputation, and cause a loss of confidence, which could adversely affect its business.

CVR is subject to strict laws and regulations regarding employee and process safety, and failure to comply with these laws and regulations could have a material adverse effect on our Energy segment’s results of operations, financial condition and profitability.

CVR is subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA and certain environmental regulations require that CVR maintain information about hazardous materials used or produced in its operations and that it provides this information to employees and state and local governmental authorities. Failure to comply with these requirements, including general industry standards, record keeping requirements and monitoring and control of occupational exposure to regulated substances, may result in significant fines or compliance costs, which could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Deliberate, malicious acts, including terrorism, could damage CVR’s facilities, disrupt its operations or injure employees, contractors, customers or the public and result in liability to its.

Intentional acts of destruction could hinder CVR’s sales or production and disrupt its supply chain. CVR’s facilities could be damaged or destroyed, reducing its operational production capacity and requiring it to repair or replace its facilities at substantial cost. Employees, contractors and the public could suffer substantial physical injury for which CVR could be liable. Governmental authorities may impose security or other requirements that could make CVR’s operations more difficult or costly. The consequences of any such actions could adversely affect our Energy segment’s operating results, financial condition and cash flows.

Both the petroleum and nitrogen fertilizer businesses depend on significant customers and the loss of one or several significant customers may have a material adverse impact on our Energy segment’s results of operations, financial condition and cash flows.

The petroleum and nitrogen fertilizer businesses both have a high concentration of customers. The five largest customers of the Coffeyville refinery represented 50% of our petroleum sales for the year ended December 31, 2011, and the five largest customers of the Wynnewood refinery represented approximately 37% of GWEC’s sales for the year ended December 31, 2011. Further in the aggregate, the top five ammonia customers of the nitrogen fertilizer business represented approximately 61% of its ammonia sales for the year ended December 31, 2011 and the top five UAN customers of the nitrogen fertilizer business represented approximately 49% of its UAN sales for the same period. Several significant petroleum, ammonia and UAN customers each account for more than 10% of sales of petroleum, ammonia and UAN. Given the nature of our Energy segment’s business, and consistent with industry practice, CVR does not have long-term minimum purchase contracts with any of its customers. The loss of one or several of these significant customers, or a significant reduction in purchase volume by any of them, could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

The acquisition and expansion strategy of CVR’s petroleum business and the nitrogen fertilizer business involves significant risks.

Both CVR’s petroleum business and the nitrogen fertilizer business will consider pursuing acquisitions and expansion projects in order to continue to grow and increase profitability. However, acquisitions and expansions involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, the potential unavailability of financial resources necessary to consummate acquisitions and expansions, difficulties in identifying suitable acquisition targets and expansion projects or in completing any transactions identified on sufficiently favorable terms and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions and expansions. In addition, any future acquisitions and expansions may entail significant transaction costs and risks associated with entry into new markets and lines of business.

The nitrogen fertilizer business is in the process of expanding its nitrogen fertilizer plant, which is expected to allow it the flexibility to upgrade all of its ammonia production to UAN. This expansion is premised in large part on the historically higher margin that UAN has received compared to ammonia. If the premium that UAN currently earns over ammonia decreases, this expansion project may not yield the economic benefits and accretive effects that are currently anticipated.

In addition, in connection with any potential acquisition or expansion project involving the nitrogen fertilizer business, the nitrogen fertilizer business will need to consider whether the business it intends to acquire or expansion project it intends to pursue could affect the nitrogen fertilizer business’ tax treatment as a partnership for federal income tax purposes. If the nitrogen fertilizer business is otherwise unable to conclude that the activities of the business being acquired or the expansion project would not affect CVR LP’s treatment as a partnership for federal income tax purposes, the nitrogen fertilizer business may elect to seek a ruling from the Internal Revenue Service (“IRS”). Seeking such a ruling could be costly or, in the case of competitive acquisitions, place the nitrogen fertilizer business in a competitive disadvantage compared to other potential acquirers who do not seek such a ruling. If the nitrogen fertilizer business is unable to conclude that an activity would not affect its treatment as a partnership for federal income tax purposes, and is unable or unwilling to obtain an IRS ruling, the nitrogen fertilizer business may choose to acquire such business or develop such expansion project in a corporate subsidiary, which would subject the income related to such activity to entity-level taxation, which would reduce the amount of cash available for distribution to the unitholders and would likely cause a substantial reduction in the value of the nitrogen fertilizer business common units.

Failure to manage these acquisition and expansion growth risks could have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows. There can be no assurance that CVR will be able to consummate any acquisitions or expansions, successfully integrate acquired entities, or generate positive cash flow at any acquired company or expansion project.

Our Energy segment’s internally generated cash flows and other sources of liquidity may not be adequate for its capital needs.

If CVR cannot generate adequate cash flow or otherwise secure sufficient liquidity to meet our Energy segment’s working capital needs or support its short-term and long-term capital requirements, it may be unable to meet its debt obligations, pursue its business strategies or comply with certain environmental standards, which would have a material adverse effect on our Energy segment’s business and results of operations. Crude oil price volatility can significantly impact working capital on a week-to-week and month-to-month basis.

A substantial portion of CVR’s workforce is unionized and it is subject to the risk of labor disputes and adverse employee relations, which may disrupt its business and increase its costs.

As of December 31, 2011, approximately 56% of the employees at the Coffeyville refinery and 65% of the employees at the Wynnewood refinery were represented by labor unions under collective bargaining agreements. At Coffeyville, the collective bargaining agreement with six trade unions which belong to the Metal Trades Council (which covers union members who work directly at the Coffeyville refinery) is effective through March 2013, and the collective bargaining agreement with United Steelworkers (which covers the balance of the CVR’s unionized employees) is effective through March 2015, and automatically renews on an annual basis thereafter unless a written notice is received sixty days in advance of the relevant expiration date. The collective bargaining agreement with the International Union of Operating Engineers with respect to the Wynnewood refinery expired in June 2012. Although CVR is currently negotiating a collective bargaining agreement with the International Union Operating Engineers, it cannot assure you that it will be able to successfully do so on satisfactory terms or at all. A failure to do so may increase our costs. In addition, CVR’s existing labor agreements may not prevent a strike or work stoppage at any of its facilities in the future, and any work stoppage could negatively affect our Energy segment’s results of operations, financial condition and cash flows.

New regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of chemical manufacturing facilities could result in higher operating costs.

The costs of complying with future regulations relating to the transportation of hazardous chemicals and security associated with the refining and nitrogen fertilizer facilities may have a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows. Targets such as refining and chemical manufacturing facilities may be at greater risk of future terrorist attacks than other targets in the United States. As a result, the petroleum and chemical industries have responded to the issues that arose due to the terrorist attacks on September 11, 2001 by starting new initiatives relating to the security of petroleum and chemical industry facilities and the transportation of hazardous chemicals in the United States. Future terrorist attacks could lead to even stronger, more costly initiatives that could result in a material adverse effect on our Energy segment’s results of operations, financial condition and cash flows.

Compliance with and changes in the tax laws could adversely affect CVR’s performance.

CVR is subject to extensive tax liabilities, including United States and state income taxes and transactional taxes such as excise, sales/use, payroll, franchise and withholding taxes. New tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future.

CVR’s significant indebtedness may affect its ability to operate its business, and may have a material adverse effect on our Energy segment’s financial condition, results of operations and cash flows.

As of December 31, 2011, CVR had outstanding $447.1 million of first lien notes, $222.8 million of second lien notes, and $86.1 million of issued but undrawn letters of credit (leaving borrowing availability of $313.9 million under the CVR ABL Credit Facility), and CVR LP, its consolidated subsidiary that operates the nitrogen fertilizer plant, had $125.0 million in outstanding term loan borrowings and borrowing availability of $25.0 million under its revolving credit facility.

CVR and its subsidiaries may be able to incur significant additional indebtedness in the future. If new indebtedness is added to CVR’s current indebtedness, the risks described below could increase. Our indebtedness could have important consequences, such as:

•	limiting its ability to obtain additional financing to fund its working capital needs, capital expenditures, debt service requirements, acquisitions or for other purposes;

•	limiting its ability to use operating cash flow in other areas of its business because it must dedicate a substantial portion of these funds to service debt;

•	limiting its ability to compete with other companies who are not as highly leveraged, as it may be less capable of responding to adverse economic and industry conditions;

•	restricting it from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	restricting the way in which it conducts its business because of financial and operating covenants in the agreements governing our and our subsidiaries’ existing and future indebtedness, including, in the case of certain indebtedness of subsidiaries, certain covenants that restrict the ability of subsidiaries to pay dividends or make other distributions to it;

•	exposing it to potential events of default (if not cured or waived) under financial and operating covenants contained in it or its subsidiaries’ debt instruments that could have a material adverse effect on our Energy segment’s business, financial condition and operating results;

•	increasing its vulnerability to a downturn in general economic conditions or in pricing of its products; and

•	limiting its ability to react to changing market conditions in its industry and in its customers’ industries.

In addition, borrowings under the CVR ABL Credit Facility and CVR LP’s credit facility bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our Energy segment’s cash flows.

Furthermore, changes in CVR’s credit ratings may affect the way crude oil and feedstock suppliers view its ability to make payments and may induce them to shorten the payment terms of their invoices. Given the large dollar amounts and volume of CVR’s feedstock purchases, a change in payment terms may have a material adverse effect on the amount of its liabilities and its ability to make payments to its suppliers.

In addition to CVR’s debt service obligations, our Energy segment’s operations require substantial investments on a continuing basis. CVR’s ability to make scheduled debt payments, to refinance our obligations with respect to its indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of its operating assets, properties and systems software, as well as to provide capacity for the growth of its business, depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

In addition, CVR is subject to covenants contained in agreements governing its present and future indebtedness. These covenants include, and will likely include, restrictions on certain payments, the granting of liens, the incurrence of additional indebtedness, dividend restrictions affecting subsidiaries, asset sales, transactions with affiliates and mergers and consolidations. Any failure to comply with these covenants could result in a default under the indentures governing its secured notes, CVR ABL Credit Facility and CVR LP’s credit facility. Upon a default, unless waived, the holders of its notes and the lenders under the CVR ABL Credit Facility and CVR LP’s credit facility would have all remedies available to a secured lender, and could elect to terminate their commitments, cease making further loans, institute foreclosure proceedings against it or its subsidiaries’ assets, and force CVR and its subsidiaries into bankruptcy or liquidation, subject to the intercreditor agreements. In addition, any defaults could trigger cross defaults under other or future credit agreements or indentures. Our Energy segment’s operating results may not be sufficient to service its indebtedness or to fund our other expenditures and it may not be able to obtain financing to meet these requirements.

CVR may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under its indebtedness that may not be successful.

CVR’s ability to satisfy its debt obligations will depend upon, among other things:

•	its future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond its control; and

•	its future ability to borrow under the CVR ABL Credit Facility and CVR LP’s ability to borrow under its revolving credit facility, the availability of which depends on, among other things, compliance with the covenants in the CVR ABL Credit Facility and CVR LP’s credit facility.

CVR cannot offer any assurance that its businesses will generate sufficient cash flow from operations, or that it will be able to draw under the CVR ABL Credit Facility, or that CVR LP will be able to draw under its revolving credit facility, or from other sources of financing, in an amount sufficient to fund CVR’s liquidity needs. In addition, CVR’s board of directors may in the future elect to pay a special or regular dividend, engage in share repurchases or pursue other strategic options including acquisitions of other business or asset purchases, which would reduce cash available to service its debt obligations.

If CVR’s cash flows and capital resources are insufficient to service its indebtedness, it may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance its indebtedness. These alternative measures may not be successful and may not permit CVR to meet its scheduled debt service obligations. CVR’s ability to restructure or refinance its debt will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of CVR’s debt could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations, and the terms of existing or future debt agreements may restrict it from adopting some of these alternatives. In addition, in the absence of adequate cash flows or capital resources, CVR could face substantial liquidity problems and might be required to dispose of material assets or operations, or sell equity, in order to meet our debt service and other obligations. CVR may not be able to consummate those dispositions for fair market value or at all. The CVR ABL Credit Facility, CVR LP’s credit facility and the indentures governing our notes may restrict, or market or business conditions may limit, our ability to avail ourselves of some or all of these options. Furthermore, any proceeds that CVR could realize from any such dispositions may not be adequate to meet its debt service obligations when due.

The borrowings under the CVR ABL Credit Facility and CVR LP’s credit facility bear interest at variable rates and other debt CVR incurs could likewise be variable-rate debt. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect CVR’s cash flow. While CVR may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

CVR’s debt agreements contain restrictions that will limit our flexibility in operating its business.

The CVR ABL Credit Facility and the indentures governing CVR’s other debt contain, and any instruments governing future indebtedness of CVR’s would likely contain, a number of covenants that will impose significant operating and financial restrictions on it, including restrictions on it and its subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain payments on debt that is subordinated or secured on a junior basis;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Any of these restrictions could limit CVR’s ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in a default under the CVR ABL Credit Facility CVR LP’s credit facility and the indentures governing the notes. Upon a default, unless waived, the holders of CVR’s notes and the lenders under the CVR ABL Credit Facility and CVR LP’s credit facility would have all remedies available to a secured lender, and could elect to terminate their commitments, cease making further loans, institute foreclosure proceedings against our assets, and force CVR into bankruptcy or liquidation, subject to the intercreditor agreements. In addition, a default under the CVR ABL Credit Facility or the indentures governing the notes would trigger a cross default under our other agreements and could trigger a cross default under the agreements governing our future indebtedness. Our Energy segment’s operating results may not be sufficient to service its indebtedness or to fund its other expenditures and it may not be able to obtain financing to meet these requirements.

Despite its significant indebtedness, CVR may still be able to incur significantly more debt, including secured indebtedness. This could intensify the risks described above.

CVR and CVR LP may be able to incur substantially more debt in the future, including secured indebtedness. Although the CVR ABL Credit Facility and the indentures governing CVR’s other debt contain restrictions on its incurrence of additional indebtedness, and CVR LP’s credit facility contains restrictions on its incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. In particular, CVR can incur additional indebtedness so long as its fixed charge coverage ratio (as defined in the indentures) exceeds 2:1. Also, these restrictions may not prevent CVR from incurring obligations that do not constitute indebtedness. To the extent such new debt or new obligations are added to CVR’s existing indebtedness, the risks described above could substantially increase.

Risks Related to the Limited Partnership Structure Through Which CVR Currently Holds Its Interest in the Nitrogen Fertilizer Business

The board of directors of CVR LP, general partner has adopted a policy to distribute all of the available cash the nitrogen fertilizer business generates on a quarterly basis, which could limit its ability to grow and make acquisitions.

The current policy of the board of directors of CVR LP’s general partner is to distribute all of the available cash CVR LP generates on a quarterly basis to its unitholders. As a result, CVR LP’s general partner will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund acquisitions and expansion capital expenditures at the nitrogen fertilizer business. As a result, to the extent it is unable to finance growth externally, CVR LP’s cash distribution policy will significantly impair its ability to grow. As of December 31, 2011, CVR owned approximately 70% of CVR LP’s outstanding common units, and public unitholders owned the remaining 30% of CVR LP’s common units.

In addition, because the current policy of the board of directors of CVR LP’s general partner is to distribute all of the available cash CVR LP generates each quarter, growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent CVR LP issues additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units will decrease the amount CVR LP distributes on each outstanding unit. There are no limitations in the partnership agreement on CVR LP’s ability to issue additional units, including units ranking senior to the common units that CVR own. The incurrence of additional commercial borrowings or other debt to finance CVR LP’s growth strategy would result in increased interest expense, which, in turn, would reduce the available cash that CVR LP has to distribute to unitholders, including CVR.

CVR LP may not have sufficient available cash to pay any quarterly distribution on CVR’s common units. Furthermore, CVR LP is not required to make distributions to holders of its common units on a quarterly basis or otherwise, and may elect to distribute less than all of its available cash.

CVR LP may not have sufficient available cash each quarter to pay any distributions to its common unitholders, including CVR. Furthermore, the partnership agreement does not require it to pay distributions on a quarterly basis or otherwise. Although the current policy of the board of directors of CVR LP’s general partner is to distribute all available cash CVR LP generates each quarter, the board may at any time, for any reason, change this policy or decide not to make any distribution. The amount of cash CVR LP will be able to distribute on its common units principally depends on the amount of cash it generates from operations, which is directly dependent upon operating margins, which have been volatile historically. Operating margins at the nitrogen fertilizer business are significantly affected by the market-driven UAN and ammonia prices it is able to charge customers and pet coke-based gasification production costs, as well as seasonality, weather conditions, governmental regulation, unplanned maintenance or downtime at the nitrogen fertilizer plant and global and domestic demand for nitrogen fertilizer products, among other factors. In addition:

•	CVR LP’s credit facility, and any credit facility or other debt instruments it may enter into in the future, may limit the distributions that CVR LP can make. The credit facility provides that CVR LP can make distributions to holders of common units only if it is in compliance with leverage ratio and interest coverage ratio covenants on a pro forma basis after giving effect to any distribution, and there is no default or event of default under the facility. In addition, any future credit facility may contain other financial tests and covenants that must be satisfied. Any failure to comply with these tests and covenants could result in the lenders prohibiting CVR LP distributions.

•	The amount of available cash for distribution to unitholders depends primarily on cash flow, and not solely on the profitability of the nitrogen fertilizer business, which is affected by non-cash items. As a result, CVR LP may make distributions during periods when it records losses and may not make distributions during periods when it records net income.

•	The actual amount of available cash will depend on numerous factors, some of which are beyond CVR LP’s control, including UAN and ammonia prices, operating costs, global and domestic demand for nitrogen fertilizer products, fluctuations in working capital needs, and the amount of fees and expenses incurred by CVR.

If CVR LP were to be treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes or if CVR LP were otherwise subject to entity-level taxation, CVR LP’s cash available for distribution to its common unitholders, including to CVR, would be reduced, likely causing a substantial reduction in the value of CVR LP’s common units, including the common units held by CVR.

During 2011, and in each taxable year thereafter, current law requires CVR LP to derive at least 90% of its annual gross income from certain specified activities in order to continue to be treated as a partnership, rather than as a corporation, for U.S. federal income tax purposes. CVR LP may not find it possible to meet this qualifying income requirement, or may inadvertently fail to meet this qualifying income requirement. If CVR LP were to be treated as a corporation for U.S. federal income tax purposes, it would pay U.S. federal income tax on all of its taxable income at the corporate tax rate, which is currently a maximum of 35%, it would likely pay additional state and local income taxes at varying rates, and distributions to CVR LP’s common unitholders, including to CVR, would generally be taxed as corporate distributions.

In addition, current U.S. federal income tax treatment of publicly traded partnerships, including CVR LP, may be modified at any time by legislation, administrative rulings or judicial authority. Any such change may cause CVR LP to be treated as a corporation for U.S. federal income tax purposes or otherwise subject CVR LP to entity-level taxation. For example, members of Congress have considered substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws or interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible for CVR LP to be treated as a partnership for U.S. federal income tax purposes. CVR is unable to predict whether any of these changes or other proposals will ultimately be enacted.

If CVR LP were to be treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes or if CVR LP were otherwise subject to entity-level taxation, CVR LP’s cash available for distribution to its common unitholders, including to CVR, and the value of CVR LP’s common units, including the common units held by CVR, could be substantially reduced.

CVR may have liability to repay distributions that are wrongfully distributed to it.

Under certain circumstances, CVR may, as a holder of common units in CVR LP, have to repay amounts wrongfully returned or distributed to it. Under the Delaware Revised Uniform Limited Partnership Act, CVR LP may not make a distribution to unitholders if the distribution would cause its liabilities to exceed the fair value of its assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the company for the distribution amount.

Public investors own approximately 30% of the nitrogen fertilizer business as a result of the initial public offering of common units representing limited partner interest of CVR LP. Although CVR owns the majority of CVR LP’s common units and the nitrogen fertilizer general partner, the general partner owes a duty of good faith to public unitholders, which could cause it to manage the nitrogen fertilizer business differently than if there were no public unitholders.

As a result of the initial public offering of common units representing limited partner interest of CVR LP, public investors own approximately 30% of CVR LP’s common units. CVR is no longer entitled to receive all of the cash generated by the nitrogen fertilizer business or freely borrow money from the nitrogen fertilizer business to finance operations at the refinery, as CVR has in the past. Furthermore, although CVR owns CVR LP’s general partner and continue to own the majority of CVR LP’s common units, CVR LP’s general partner is subject to certain fiduciary duties, which may require the general partner to manage the nitrogen fertilizer business in a way that may differ from CVR’s best interests.

CVR cannot own or operate a fertilizer business other than CVR LP without the consent of CVR LP’s general partner.

CVR and CVR LP have entered into an agreement in order to clarify and structure the division of corporate opportunities. Under this agreement, CVR has agreed not to engage in the production, transportation or distribution, on a wholesale basis, of fertilizers in the contiguous United States, subject to limited exceptions (fertilizer restricted business) without the consent of CVR LP’s general partner.

CVR LP is managed by the executive officers of its general partner, some of whom are employed by and serve as part of the senior management team of CVR and its affiliates. Conflicts of interest could arise as a result of this arrangement.

CVR LP is managed by the executive officers of its general partner, some of whom are employed by and serve as part of the senior management team of CVR. Furthermore, although CVR LP has entered into a services agreement with CVR under which it compensates CVR for the services of its management, CVR’s management is not required to devote any specific amount of time to the nitrogen fertilizer business and may devote a substantial majority of their time to the business of CVR. Moreover, CVR may terminate the services agreement at any time, subject to a 180-day notice period. In addition, key executive officers of CVR, including its chief operating officer, chief financial officer and general counsel, will face conflicts of interest if decisions arise in which CVR LP and CVR have conflicting points of view or interests.

CVR LP’s general partner has limited its liability in the partnership agreement and replaced default fiduciary duties with contractual corporate governance standards set forth therein, thereby restricting the remedies available to unitholders, including CVR, for actions that, without such replacement, might constitute breaches of fiduciary duty.

CVR LP’s partnership agreement contains provisions that restrict the remedies available to its unitholders, including CVR, for actions that might otherwise constitute breaches of fiduciary duty. For example, the partnership agreement:

•	permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling it to consider only the interests and factors that it desires, and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, any limited partner;

•	provides that the general partner shall not have any liability to unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR LP;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to CVR LP than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to CVR LP, as determined by its general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to affiliated parties, including CVR;

•	provides that the general partner and its officers and directors will not be liable for monetary damages to common unitholders, including CVR, for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any holder of common units, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

With respect to the common units that CVR own, CVR have agreed to become bound by the provisions in its partnership agreement, including the provisions discussed above.

CVR LP may issue additional common units and other equity interests without the approval of its common unitholders, which would dilute the existing ownership interests and rights to receive distributions from CVR LP.

Under CVR LP’s partnership agreement, CVR LP is authorized to issue an unlimited number of additional interests without a vote of the unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

•	CVR’s proportionate ownership interest will decrease;

•	the amount of cash distributions on each common unit will decrease;

•	the ratio of CVR’s taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit will be diminished; and

•	the market price of the common units may decline.

In addition, CVR LP’s partnership agreement does not prohibit the issuance by CVR’s subsidiaries of equity interests, which may effectively rank senior to the common units that CVR owns.

As a stand-alone public company, the nitrogen fertilizer business is exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

The nitrogen fertilizer business is in the process of evaluating its internal controls systems to allow management to report on, and CVR’s independent auditors to audit, its internal control over financial reporting. It will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and under current rules will be required to comply with Section 404 for the year ended December 31, 2012. Upon completion of this process, the nitrogen fertilizer business may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board (“PCAOB”) rules and regulations that remain unremediated. Although the nitrogen fertilizer business produces financial statements in accordance with U.S. Generally Accepted

Accounting Principles (“GAAP”), internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. As a publicly traded partnership, it will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

If the nitrogen fertilizer business fails to implement the requirements of Section 404 in a timely manner, it might be subject to sanctions or investigation by regulatory authorities such as the SEC. If it does not implement improvements to its disclosure controls and procedures or to its internal controls in a timely manner, its independent registered public accounting firm may not be able to certify as to the effectiveness of its internal control over financial reporting pursuant to an audit of its internal control over financial reporting. This may subject the nitrogen fertilizer business to adverse regulatory consequences or a loss of confidence in the reliability of its financial statements. It could also suffer a loss of confidence in the reliability of its financial statements if its independent registered public accounting firm reports a material weakness in its internal controls, if it does not develop and maintain effective controls and procedures or if it is otherwise unable to deliver timely and reliable financial information. Any loss of confidence in the reliability of its financial statements or other negative reaction to its failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in the price of its common units, which would reduce the value of CVR’s investment in the nitrogen fertilizer business. In addition, if the nitrogen fertilizer business fails to remedy any material weakness, its financial statements may be inaccurate, it may face restricted access to the capital markets and the price of its common units may be adversely affected, which would reduce the value of our investment in the nitrogen fertilizer business.

Risks Related to the Wynnewood Acquisition

Challenges in operating the Wynnewood refinery and/or newly enlarged combined business or difficulties in successfully integrating the businesses of CVR and GWEC within the expected time frame could adversely affect our Energy segment’s future results following the Wynnewood Acquisition.

As a result of the Wynnewood Acquisition, CVR doubled its number of refineries from one to two and increased its refining throughput capacity by over 50%. The ultimate success of the Wynnewood Acquisition will depend, in large part, on CVR’s ability to successfully expand the scale and geographic scope of its operations across state lines and to realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from combining the businesses of CVR and GWEC. To realize these anticipated benefits, the business of GWEC must be successfully integrated into CVR. This integration will be complex and time-consuming.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the merger. Potential difficulties that may be encountered in the integration process include the following:

•	the inability to successfully integrate the business of GWEC into CVR in a manner that permits the combined company to achieve the full revenue and cost savings anticipated to result from the merger;

•	complexities associated with managing the larger, more complex, combined business;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high-quality service;

•	potential unknown liabilities and unforeseen expenses associated with the Wynnewood Acquisition; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Wynnewood Acquisition and integrating the companies’ operations.

Even if CVR is able to successfully integrate the business operations of GWEC, there can be no assurance that this integration will result in the realization of the full benefits of the expected synergies, cost savings, innovation and operational efficiencies or that these benefits will be achieved within the anticipated time frame.

The future results of our Energy segment will suffer if the CVR does not effectively manage its expanded operations following the Wynnewood Acquisition.

Following the Wynnewood Acquisition, the size of the CVR’s business increased significantly and its existing management and operational infrastructure is responsible for operating two refineries located in different states. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the Wynnewood Acquisition.

CVR has incurred and is expected to continue to incur substantial expenses related to the Wynnewood Acquisition and the integration of GWEC.

CVR has incurred and is expected to continue to incur substantial expenses in connection with the Wynnewood Acquisition and the integration of GWEC. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and benefits. While CVR has assumed that a certain level of expenses would be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the Wynnewood Acquisition, and the amount and timing of such charges are uncertain at present.

Uncertainties associated with the Wynnewood Acquisition may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

CVR and GWEC are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger depends in part upon the ability of CVR and GWEC to retain key management personnel and other key employees. Current and prospective employees of CVR and GWEC employees may experience uncertainty about their roles within the combined company following the Wynnewood Acquisition, which may have an adverse effect on the ability of each of CVR and GWEC to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of CVR and GWEC to the same extent that CVR and GWEC previously were able to attract or retain their own employees.

The risks associated with U.S. government contracts differ from the risks associated with typical commercial contracts and could have a material adverse effect on the business and operations of the combined company.

Since 1996, GWEC has been party to a contract (renewed annually) with the United States government to sell jet fuel to Mid-Continent Air Force bases. This contract accounted for 3% of GWEC’s fuel sales in 2011. U.S. government contracts contain provisions and are subject to laws and regulations that provide the government with rights and remedies not typically found in commercial contracts. In the event that GWEC is found to have violated certain laws or regulations, GWEC could be subject to penalties and sanctions, including, in the most serious cases, potential suspension or debarment from conducting future business with the U.S. government. As a result of the need to comply with these laws and regulations, GWEC could also be subject to increased risks of governmental investigations, civil fraud actions, criminal prosecutions, whistleblower law suits and other enforcement actions. By way of example, civil False Claims Act actions could subject CVR to treble penalties, and CVR could be subject to fines of up to $12,000 for each claim submitted to the U.S. government.

U.S. government contracts are subject to modification, curtailment or termination by the U.S. government with little notice, either for convenience or for default as a result of GWEC’s failure to perform under the applicable contract. If the U.S. government terminates this contract as a result of GWEC’s default, GWEC could be liable for additional costs the U.S. government incurs in acquiring undelivered goods or services from another source and any other damages it suffers. Additionally, GWEC cannot assign prime U.S. government contracts without the prior consent of the U.S. government contracting officer, and GWEC is required to register with the Central Contractor Registration Database.

There can be no assurance that CVR will maintain this jet fuel contract with the United States Government in the future.

CVR may not have identified all risks associated with the Wynnewood Acquisition and a significant liability may still arise after the closing of the Wynnewood Acquisition. CVR’s rights to indemnification under the acquisition agreement related to the Wynnewood Acquisition may not fully protect it and may be difficult to enforce.

The Wynnewood refinery may have unexpected deficiencies and/or CVR may become responsible for unexpected liabilities that CVR failed or were unable to discover in the course of performing due diligence in connection with the Wynnewood Acquisition. The acquisition agreement entered into in connection with the Wynnewood Acquisition requires the seller to indemnify CVR under certain circumstances. However CVR’s rights to indemnification are limited and CVR cannot assure you that the indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully cover a valid claim and/or offset the possible liabilities associated with the business or property acquired. The indemnification provisions in the acquisition agreement related to the Wynnewood Acquisition may also be difficult to enforce. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our Energy segment’s business, financial condition and results of operations.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2012.

•	on an actual basis; and
•	on a pro forma basis to give effect to (i) the issuance of the $200,000,000 aggregate principal amount of the Notes offered hereby and the use of proceeds therefrom as described under “Use of Proceeds” and (ii) the CVR acquisition.

You should read the information in this table together with our consolidated financial statements and the related notes and the information contained in the documents incorporated by reference in this offering memorandum.

	As of March 31, 2012
	Actual	Pro forma
	(in millions) (unaudited)
Total cash and cash equivalents	3,467	3,375
Total debt	7,313	8,426
Equity:
Limited partners	4,645	4,757
General partner	(259)	(257)
Equity attributable to Icahn Enterprises	4,386	4,500
Equity attributable to non-controlling interests	4,139	4,946
Total partners’ capital	8,525	9,446
Total Capitalization	15,838	17,872

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This filing contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; risk related to our gaming operations, including reductions in discretionary spending due to a downturn in the local, regional or national economy, intense competition in the gaming industry from present and emerging internet online markets and extensive regulation; risks related to our railcar activities, including reliance upon a small number of customers that represent a large percentage of revenues and backlog, the health of and prospects for the overall railcar industry and the cyclical nature of the railcar manufacturing business; risks related to our food packaging activities, including competition from better capitalized competitors, inability of its suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Past performance in our Investment segment is not necessarily indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.